Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

among

MCEWEN MINING INC. (as Borrower)

and

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT (as Lenders)

and

ROYAL CAPITAL MANAGEMENT CORP. (as Administrative Agent)

dated as of

August 10, 2018

2

3

4

5

6

CREDIT AGREEMENT

This Credit Agreement is dated as of August 10, 2018

BETWEEN:

MCEWEN MINING INC.

as Borrower

- and -

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT

as Lenders

- and -

ROYAL CAPITAL MANAGEMENT CORP.

as Administrative Agent

RECITALS

WHEREAS, the Borrower has requested, and the Lenders party hereto have agreed to establish, the Credit Facility described in this Agreement in favour of the Borrower on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

Definitions and Interpretation

Section 1.01                            Definitions. In this Agreement, the following terms shall have the meanings set forth below:

“Additional Compensation” is defined in Section 15.01(b).

“Administrative Agent” and “Agent” mean Royal Capital Management Corp. in its capacity as administrative agent for the Lenders under this Agreement, and any successor administrative agent appointed in accordance with this Agreement.

“Advance” means the extension of credit under this Agreement by way of an advance in United States Dollars which accrues interest calculated with reference to the Reference Rate.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person.

“Agent’s Office” means 2 Bloor Street East, Suite 2222, Hudson’s Bay Centre, Toronto, Ontario, M4W 1A8 or such other office or branch that the Agent may from time to time designate by notice in writing to the Borrower and the Agent.

“Agreement” means this Credit Agreement, including all Schedules to this Credit Agreement.  In any other Loan Document, the term “Agreement” means the Loan Document in which the term is used.

“Anti-Corruption Laws” means all Applicable Law of any jurisdiction applicable to the Borrower, the Borrower’s Subsidiaries or any Guarantor from time to time concerning or relating to bribery or corruption.

“Anti-Terrorist Financing and Anti-Money Laundering Laws” means all Applicable Law concerning or related to money laundering or financing terrorism and which are applicable to the Agent, any Lender, any Group Entity or any Affiliate thereof, including, but not limited to, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Proceeds of Crime Law (2018 Revision) (Cayman Islands), the Anti Money Laundering Regulations (2018 Revision) (Cayman Islands), the USA Patriot Act (Title III of Pub L.107-56, the Bank Secrecy Act (31 U.S. code 5311 et. seq.) and the Trading with the Enemy Act (31 C.F.R, Subtitle B, Chapter V, as amended).

“Applicable Law” means: (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction of by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any Governmental Authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the Property of that Person, in each case whether or not having the force of law.

“Applicable Percentage” means with respect to any Lender, the percentage of the total Commitments represented by the Lender’s Commitment. Each Lender’s Applicable Percentage of each Credit Facility as of the date of this Agreement is specified on Schedule “A”.

“Argentine Guarantors” means any company incorporated under the laws of Argentina that becomes a Guarantor under this Agreement pursuant to Section 5.04 hereunder.

“Asset Sale” means any Disposition or series of related Dispositions (excluding any such Disposition permitted by Section 11.06) that yields gross proceeds to any Group Entity (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignment Agreement” is defined in Section 17.02(d).

“Bankruptcy and Insolvency Law” means the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Canada Business Corporations Act, the Winding-up and Restructuring Act (Canada), Ley de Concursos y Quiebras No. 24,522 (Argentina), Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute and all other liquidation, winding-up, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, plan of arrangement, reorganization, proposal or similar statutes, laws, rules and regulations of Canada, or any province or territory thereof, the United States of America or any state or local jurisdiction thereof, or any other applicable jurisdictions, in effect from time to time.

“Benefit Plan” means any  employee benefit plan (other than a Pension Plan) established, contributed to or maintained by or on behalf of the Borrower, any Subsidiary of the Borrower or any other Group Entity for the benefit of their respective employees or former employees under with the Borrower or any other Group Entity has, or will have, any liability or contingent liability greater than $1,000,000.

“Black Fox Mine” means the Mining Assets owned by 10393444 Canada Inc. more particularly described in Schedule “J” hereto.

“Borrower” means McEwen Mining Inc., a corporation incorporated under the laws of the state of Colorado, USA.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by law to be closed for business.

“Calculation Date” means the last Business Day of each Fiscal Quarter after the Closing Date.

“Capital Expenditures” with respect to any Person, means the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capital Lease Obligation) of fixed or capital assets, software or additions to equipment (including replacements, capitalized repairs and improvements) which are required to be capitalized under GAAP on the balance sheet of such Person.

“Capital Lease Obligation” with respect to any Person, means any obligation of such Person to pay rent or other amounts under any lease or license of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligation is required to be classified and accounted for as a capital lease or a finance lease under GAAP on the balance sheet of such Person and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, as to any Person:

(a)                                 securities issued or directly and fully guaranteed or insured by the government of Canada or any agency or instrumentality thereof (provided that the full faith and credit of the government of Canada is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person;

(b)                                 term deposits and certificates of deposit of any bank organized under the laws of Canada or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $5,000,000,000, having maturities of not more than six months from the date of acquisition by such Person;

(c)                                  repurchase obligations with a term of not more than 90 days for underlying securities of the types described in (a) entered into with any bank meeting the qualifications specified in (b);

(d)                                 commercial paper issued by any issuer rated at least A-1 by S&P or at least P-1 by Moody’s (or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally), and in each case maturing not more than six months after the date of acquisition by such Person; or

(e)                                  investments in money market funds substantially all of whose assets are comprised of securities of the types described in (a) through (d) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the phase-in, adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in its administration, interpretation, implementation or application by any Governmental Authority.

“Change of Control” means

(a)                                 an event whereby any Person or group of persons acting jointly or in concert (within the meaning of such phrase in the Securities Act (Ontario)):

(i)            shall beneficially own or Control, directly or indirectly, Equity Interests in the capital of the Borrower which have or represent more than 50% of the votes that may be cast to elect the directors or other persons charged with the management and direction of the Borrower; or

(ii)           succeed in having a sufficient number of nominees elected to the board of directors of the Borrower that such nominees, when added to any existing director remaining on the board of directors of the Borrower after such election who is also a nominee of such Person or group of Persons, will constitute a majority of the board of directors of the Borrower; or

(b)                                 any sale lease exchange or other transfer (in one transaction or a series of multiple transactions) of all or substantially all of the assets of the Borrower and its Subsidiaries (other than to the Borrower or a Subsidiary thereof).

“Closing Date” means August 10, 2018 or such other date as shall be agreed upon in writing by the Agent, on behalf of the Lenders, and the Borrower.

“Commitment” means, for each Lender, from time to time, the Lender’s Facility Commitment, where the context requires, the maximum amount the Advance that the Lender has agreed to make with respect to the Credit Facility. Each Lender’s Commitment may change from time to time pursuant to the terms hereof.

“Compliance Certificate” means a certificate in the form of Schedule “F” hereto that is signed by a Responsible Officer of the Borrower and delivered to the Agent pursuant to Section 10.02(a).

“Controlled Group” means an entity, whether or not incorporated, which is under common control with a Group Entity within the meaning of Section 4001 of ERISA or is part of a group that includes a Group Entity and that is treated as a single employer under Section 414 of the Internal Revenue Code.

“Consolidated Working Capital” at any date, means the difference between:

(a)  all amounts that would, in conformity with GAAP, be classified on a consolidated balance sheet of the Borrower as current assets of the Borrower and its Subsidiaries on such date; and

(b)  all (i) Debt of the Borrower and its Subsidiaries that, by its terms, is payable on demand or matures within one year after the date of determination (excluding any Debt renewable or extendible, at the option of the Borrower or its Subsidiary, to a date more than one year from such date or arising under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date), and (ii) other items (including taxes accrued as estimated and trade payables otherwise excluded from (b) of the definition of Debt) that, in accordance with GAAP, would be classified on the balance sheet of such Person as current liabilities of such Person, in each case calculated on a consolidated basis.

“Contractual Obligation” of any Person, means any obligation or liability of such person under any agreement, franchise, lease, security, easement, servitude, privilege and other rights (other than Permits) acquired from others, to which such Person is a party or by which it or any of its Property is bound or may hereafter become a party or be bound, other than the Obligations.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; “controlling” and “controlled” have corresponding meanings.

“Credit Facility” is defined in Section 2.01(a).

“Credit Facility Maturity Date” means August 10, 2021 which is three (3) years from the Closing Date.

“Debt” of any Person at any date, without duplication, means:

(a)                                 all indebtedness of such Person for borrowed money;

(b)                                 all obligations of such Person for the deferred purchase price of property or services (other than (i) trade payables and accrued expenses incurred in the ordinary course of business and not past due for more than ninety (90) days after the date on which each such trade payable or account payable was created, and (ii) any earn-out, purchase price adjustment or similar obligation until such obligation appears in the liabilities section of the balance sheet of such Person);

(c)                                  all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(d)                                 all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the Event of Default are limited to repossession or sale of such property);

(e)                                  all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(f)                                   all obligations of such Person, contingent or otherwise, as an account party or applicant under acceptance, letter of credit or similar facilities in respect of obligations of the kind referred to in (a) through (e);

(g)                                  all Guarantee Obligations of such Person in respect of obligations of the kind referred to in (a) through (f);

(h)                                 all obligations of the kind referred to in (a) through (g) secured by (or which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation;

(i)                                     for the purposes of Section 13.01(e) only, all net obligations of such Person in respect of Hedging Arrangements valued on any date at the Hedge Termination Value thereof as of such date; and

(j)                                    all debt of any partnership, unlimited liability company or unincorporated joint venture in which such Person is a general partner, member or a joint venturer, respectively (unless such Debt is expressly made non-recourse to such Person).

“Default” means any of the events specified in Section 13.01 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both, would, unless cured or waived, become an Event of Default.

“Default Rate” means 15% per annum.

“Defaulting Lender” means any Lender that has, or has a direct or indirect parent company: (i) that has become the subject of a bankruptcy or insolvency proceeding under any Bankruptcy and Insolvency Laws; or (ii) for which an interim receiver, receiver, receiver manager, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets has been appointed.

“Disclosed Litigation” is defined in Section 8.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction) of any property (including any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Distributions” is defined in Section 11.08.

“Drawdown” means the Advance by one or more Lenders at the request of the Borrower.

“Drawdown Date” means the Business Day on which the Drawdown occurs pursuant to the provisions of this Agreement.

“Drawdown Request” means a notice substantially in the form of Schedule “C” from the Borrower to the Agent requesting the Drawdown.

“El Gallo Mine” means the El Gallo 1 mine in the municipality of Mocorito, State of Sinaloa, Mexico.

“Eligible Assignee” means any Person (other than a natural person, any Loan Party or Affiliate of a Loan Party, any Defaulting Lender or Affiliate of a Defaulting Lender or any Person who would be a Defaulting Lender upon becoming a Lender) in respect of which (a) all consents required under Section 17.02 have been obtained and (b) is a Canadian resident for tax purposes.

“Encumbrance” means:

(a)                                 any security interest, mortgage, debenture, pledge, hypothecation, assignment (as security), deposit arrangement, lien (statutory or other), charge, consignment, deed of trust, encumbrance, royalty interest, adverse claim, defect of title, or other security agreement or trust;

(b)                                 the interest of a vendor or a lessor under any conditional sale agreement, capital or financial lease, or title retention agreement having substantially the same economic effect as any of the foregoing, relating to any Property;

(c)                                  any purchase option, call or similar right of a third party in respect of securities;

(d)                                 any netting or set-off arrangement (except one arising by operation of law in the ordinary course), defeasance arrangement or reciprocal fee arrangement; and

(e)                                  any other arrangement having the effect of providing security,

and “Encumbrances”, and “Encumbered” shall have corresponding meanings.

“Environmental Claim”  means any Governmental Order, action, suit, demand, demand letter, claim, notice of violation or non-compliance, notice of liability or potential liability, investigation, proceeding, lien, fine, penalty, consent order or consent agreement by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on, or resulting from: (a) the presence, release of, or exposure to, any Hazardous Material; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Law”  means any Applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Material. Without limiting the foregoing, the term “Environmental Law” includes the following (including their respective regulations and any comparable provincial or territorial legislation): Canadian Environmental Protection Act, 1999 (Canada); Environmental Protection Act (Ontario); Occupational Health and Safety Act (Ontario); Ontario Water Resources Act (Ontario);Pesticides Act (Ontario), the Argentine Mining Code - Law No. 1919 and all relevant environmental federal laws, and provincial and municipal regulations (Argentina) and the  Resource Conservation and Recovery Act, as now or hereafter amended (42 U.S.C. §6901 et. seq.); the Clean Air Act, as now or hereafter amended (42 U.S.C. §7401 et. seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as now or hereafter amended (42 U.S.C. §9601 et. seq.); the Emergency Planning and Community Right-to-Know Act of 1986, as now or hereafter amended (42 U.S.C. §11001 et. seq.); the Federal Hazardous Substances Act, as now or hereafter amended (15 U.S.C. §1261 et. seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as now or  hereafter amended (7 U.S.C. §136 et. seq.); the Federal Water Pollution Control Act, as now or hereafter amended (33 U.S.C. §1251 et. seq.); the Hazardous Materials Transportation Act, as now or hereafter amended (49 U.S.C. §1801 et. seq.); the Occupational Safety and Health Act of 1970, as now or hereafter amended (29 U.S.C. §651 et. seq.); the Toxic Substances Control Act, as now or hereafter amended (15 U.S.C. §2601 et. seq.);

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of shares in a corporation or an exempted company, any and all equivalent ownership (or profit) interests in a Person (including partnership, membership or trust interests therein), securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Group Entity.

“Event of Default” is defined in Section 13.01.

“Excluded Assets” means more than 65% of the voting equity interests of each of McEwen Mining Alberta ULC and Compania Minera Pangea S.A. de C.V., so long as the foregoing remain controlled foreign corporations for U.S. tax purposes and to the extent that a pledge of the voting equity interests of such entities would result in a material adverse tax consequence to the Group Entities, taken as a whole.

“Excluded Taxes” means, with respect to the Agent, any Lender or any other recipient of any payment to be made by, or on account of any obligation of, a Group Entity under any Loan Document:

(a)                                 Taxes imposed on or measured by its net income or capital, and franchise taxes imposed on such recipient, by the jurisdiction (or any political subdivision thereof) under the laws of which (i) such recipient is organized, (ii) such recipient’s principal office is located, or (iii) in the case of any Lender, in which its lending office is located;

(b)                                 any branch profits Taxes or any similar Tax imposed by any jurisdiction in which a Lender is located; and

(c)                                  in the case of a Foreign Lender (other than (x) an assignee pursuant to a request by the Borrower under Section 15.04, or (y) an assignee pursuant to an Assignment Agreement made when an Event of Default has occurred and is continuing), any withholding Tax (which includes any Tax that a Foreign Lender is required to pay pursuant to Part XIII of the Income Tax Act (Canada) or any successor provision thereto) that is required by Applicable Law on the date such Foreign Lender becomes a party hereto (or designates a new lending office) to be withheld or paid in respect of any amount payable hereunder or under any other Loan Document to such Foreign Lender or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 15.02(f) and (g) except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from a Group Entity with respect to such withholding Tax pursuant to Section 15.02.

“Facility Commitment” means, for each Lender, from time to time, the obligation of such Lender to provide the Advance to the Borrower under the Credit Facility in a principal amount not to exceed such Lender’s Commitment as set out in Schedule “A”, as the same may be changed from time to time pursuant to the terms hereof.

“Facility Limit” is defined in Section 2.01(a).

“FATCA Withholding Tax” means any United States federal withholding tax imposed or collected pursuant to sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of those sections of the Code.

“Fiscal Quarter” means each successive three-month period of the Borrower’s fiscal year ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year-end of the Borrower ending on December 31 of each calendar year.

“Foreign Lender” means any Lender that is not organized under the laws of the jurisdiction in which the Borrower is resident for Tax purposes and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Loan Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles which are in effect from time to time in United States of America, as adopted by the SEC and published by the Financial Accounting Standards Board or any successor body.

“Gold Bar Asset” means the Mining Assets owned or leased by Golden Pick LLC, WKGUS LLC, and McEwen Mining Nevada Inc. more particularly described in Schedule “J” hereto.

“Governmental Authority” means the government of Canada or of any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award made, issued, proclaimed, entered by or with any Governmental Authority.

“Guarantee Obligation” as to any Person, means any: (a) obligation, contingent or otherwise, of such Person guaranteeing or having the effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital, net worth or solvency or liquidity or any level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) Encumbrance on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Debt to obtain any such Encumbrance). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Guarantors” means, collectively, each of the guarantors of the Obligations as at the date of this Agreement or who become guarantors of the Obligations in accordance with Section 5.01 or Section 5.04 of this Agreement.  As at the date of this Agreement, the Guarantors are those entities set out on Schedule “H” hereto.

“Group Entity” means, collectively, the Borrower, each other Loan Party and each Subsidiary of any of the foregoing.

“Hazardous Materials” means: (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls and radon gas; and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Termination Value” in respect of any one or more Hedging Arrangements, means after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Arrangements:

(a)                                 for any date on or after the date such Hedging Arrangements have been closed out and termination values determined in accordance therewith, such termination values; and

(b)                                 for any date prior to the date referenced in (a), the amounts determined by the Agent as the mark-to-market values for such Hedging Arrangements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Arrangements (which may include a Lender or any Affiliate of a Lender).

“Hedging Arrangement” means, for any period and for any Person, any arrangement, transaction or combination of transactions between such Person and any other Person commonly considered to be a derivative, swap or hedging transaction, including interest rate swaps, basis swaps, forward interest rate transactions, commodity swaps, interest rate options, forward foreign exchange transactions, cap, floor and collar transactions, currency swaps, cross-currency interest rate swaps, currency options and any other similar transaction (including any option with respect to any of such transactions or arrangements and any swap or derivative related to any index).

“Indemnified Taxes” means: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of, any Group Entity under any Loan Document; and (b) to the extent not otherwise described in (a), any and all present or future stamp, court, recording, filing, intangible, documentary or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement or registration of, or performance under, or from the receipt or perfection of a security interest under or otherwise with respect to this Agreement or any other Loan Document (other than Excluded Taxes imposed with respect to an assignment).

“Investments” is defined in Section 11.05.

“Lenders” means each of the Persons listed on Schedule “A” and other lenders that from time to time become Lenders in accordance with ARTICLE XVII, and “Lender” means any one of the Lenders.

“Loan Documents” means, collectively, this Agreement, the Security Documents, those certain environmental indemnity agreements and all other agreements, documents, certificates and instruments executed and delivered to the Agent and the Lenders, or any of them, by any Loan Party or any other Group Entity in connection therewith.

“Loan Parties” means, collectively, the Borrower and each Guarantor, and “Loan Party” means any one of the Loan Parties, as applicable.

“Los Azules Property” means the Borrower’s porphyry copper project located in the Province of San Juan, Argentina.

“Material Adverse Effect” means any matter, event or circumstance that, individually or in the aggregate could, in the opinion of the Agent, acting reasonably, be expected to have a material adverse effect on: (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower, individually, or the Borrower and its Subsidiaries and the Guarantors taken as a whole; (b) the validity or enforceability of this Agreement or any Loan Document; (c) the perfection or priority of any Encumbrance granted by the Borrower, any Guarantor or any other Person pursuant to the Security Documents or any other Loan Document; (d) the rights or remedies of the Agent and the Lenders under this Agreement or any other Loan Document; or (e) the ability of any Loan Party or any other Group Entity to perform any of its material obligations under this Agreement or any other Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party and which:

(a)                                 is listed on Schedule “M”;

(b)                                 involves aggregate remaining consideration payable by or to such Person in excess of $5,000,000 annually or $5,000,000 over the life of the contract;

(c)                                  if terminated, would impair the ability of such Person to carry on business in the ordinary course or would have a Material Adverse Effect; or

(d)                                 is otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Mining Assets” means any fee lands, mining claims, mining concessions, leases, licenses or other like rights, all permits, government consents, concessions, water rights, easements, surface rights, subsurface rights, rights of way, property rights, temporary occupation agreements and other, including, but not limited to, all Operating Mines, the Gold Bar Asset and the Los Azules Property.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Cash Proceeds” means in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds actually received from deferred payments of principal pursuant to a note, a receivable or otherwise), net of legal fees, accountants’ fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing such Asset Sale, amounts required to be applied to the repayment of Debt secured by an Encumbrance expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Encumbrance created pursuant to a Loan Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“Obligations” means, collectively and at any time and from time to time, all of the indebtedness, liability and obligations (present or future, absolute or contingent, matured or not) of the Borrower and the other Loan Parties and Group Entities to the Agent and the Lenders under, pursuant or relating to this Agreement, the Credit Facility or the Loan Documents and whether the same are from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again and including all principal, interest, fees, legal and other costs, charges and expenses, and other amounts payable by the Borrower under this Agreement.

“Operating Mine” means the San Jose Mine and the Black Fox Mine, and each mine that becomes operational after the date of this Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” is defined in Section 17.05.

“Pension and Benefit Laws” means the Pension Benefits Act (Ontario)  and other applicable provincial or federal pension benefits standards legislation, the Employee Retirement Income Security Act of 1974 (USA), the United States Pension Protection Act of 2006, as amended  and any other law, rule, regulation, guideline, directive, order or notice of any Governmental Authority having jurisdiction over or affecting any Pension Plan or Benefit Plan.

“Pension Plan” means any pension, retirement or supplemental retirement benefit plans, arrangements or agreements, including any defined benefit or defined contribution pension plans and any group registered retirement savings plans and any other similar employee benefit plans, arrangements or agreements, whether oral or written, formal or informal, funded or unfunded, that are, in each case, sponsored, contributed to, or maintained by the Borrower, any Subsidiary of the Borrower or any other Group Entity providing for retirement income for the benefit of any such party’s employees, former employees, dependants or beneficiaries of either of them, whether or not funded or insured.

“Permits” means permits, franchises, licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives and other approvals obtained from, or required by, a Governmental Authority.

“Permitted Acquisitions” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of: (a) more than 50% of the Equity Interests with ordinary voting power of another Person; or (b) all or substantially all of the Property (other than Equity Interests) of another Person or a division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person; provided that, (i) at the time thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result from such acquisition or purchase, (ii) the property being acquired is of a Person carrying on a business which is the same as or related to the business carried on by the Group Entity (or if an asset acquisition, is of assets used or useful in a business which is the same as or related to the business carried on by the Group Entity), (iii) the consideration paid by the Group Entities is solely Equity Interests of the Borrower, (iv) not less than five Business Days prior to the consummation of such proposed acquisition, the Borrower shall deliver to the Agent, a certificate of a Responsible Officer of the Borrower setting forth in reasonable detail calculations demonstrating compliance with the condition set forth in (ii), (v) the assets or the Equity Interests are subject or will be subject to the terms of the Security Documents in accordance with the requirements of this Agreement, (vi) where such acquisition is an acquisition of Equity Interest of any Person, such Person is organized under the laws of a Permitted Jurisdiction and (vii) if such acquisition is not an acquisition of Equity Interests of any Person, the assets being acquired are located exclusively in one or more Permitted Jurisdictions.

“Permitted Debt” means:

(a)                                 the Obligations;

(b)                                 Debt listed on Schedule “R” hereto;

(c)                                  Debt in connection with Permitted Royalties;

(d)                                 unsecured Debt of (i) the Borrower owed to any Loan Party, and (ii) any Loan Party owed to the Borrower or any other Loan Party, provided that, in each case, the Debt is subject to a subordination agreement in form and substance satisfactory to the Agent, acting reasonably;

(e)                                  Purchase-Money Obligations secured by a Permitted Encumbrance; provided that, (i) such Debt is incurred simultaneously with the acquisition of the financed asset, (ii) such Debt, when incurred, shall not exceed the purchase price of the asset financed, and (iii) the aggregate principal amount of Debt permitted by this Section (e) shall not exceed $20,000,000 in the aggregate at any time outstanding;

(f)                                   Debt consisting of reimbursement obligations with respect to letters of credit and bank guarantees incurred in the ordinary course of business;

(g)                                  Debt pursuant to Hedging Arrangements not prohibited by Section 11.17 of this Agreement;

(h)                                 Debt representing deferred compensation to employees, directors or consultants incurred in the ordinary course of business;

(i)                                     Debt in connection with corporate credit cards incurred in the ordinary course of business not to exceed $300,000 in aggregate at any time outstanding;

(j)                                    Debt in connection with performance bonds, bid bonds, appeal bonds, surety bonds and completion bonds and similar obligations arising in the ordinary course of business;

(k)                                 unsecured Debt of any Person that becomes a Subsidiary after the date hereof; provided that, (i) such Debt exists at the time such Person becomes a Subsidiary and is not created in contemplation of, or in connection with, such Person becoming a Subsidiary, (ii) the Subsidiary becomes a Loan Party in accordance with the provisions of this Agreement and (iii) the Debt is subject to a subordination agreement in form and substance satisfactory to the Agent, acting reasonably;

(l)                                     Debt in connection with reclamation obligations of the Loan Parties required by Applicable Law;

(m)                             Guarantee Obligations incurred in the ordinary course of business by any Loan Party of obligations of any other Loan Party that are permitted under this Agreement; and

(n)                                 any other Debt of the Loan Parties permitted in writing by the Agent, acting on instructions of the Required Lenders.

“Permitted Encumbrances” means:

(a)                                 Encumbrances existing on the Closing Date as set out on Schedule “U” hereto (which do not include: those Encumbrances described in subsection (b) hereto);

(b)                                 Encumbrances listed on: Schedule B of the title insurance policies to the extent that same are acceptable to the Agent or that are insured over by the title policies and title opinions which are acceptable to the Agent, which shall be delivered by the applicable Loan Parties to the Agent as a condition precedent to any Advance, provided none of the foregoing secure Debt other than Permitted Debt;

(c)                                  Encumbrances created pursuant to, or arising under, any Loan Document;

(d)                                 Encumbrances imposed by law for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(e)                                  construction, repair and storage liens and other similar Encumbrances imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than forty-five (45) days or that are being contested in good faith and by appropriate proceedings diligently conducted;

(f)                                   Encumbrances arising in connection with workers’ compensation, employment insurance, pension and employment or other social security laws or regulations in respect of amounts which are not due or delinquent;

(g)                                  pledges and deposits made in good faith and in the ordinary course of business (i) in connection with offers, tenders, leases or contracts (excluding, however, contracts for the borrowing of money or the repayment of money borrowed), or (ii) to secure surety or appeal bonds or the costs of litigation when required by law, not to exceed $20,000,000 at any one time outstanding;

(h)                                 Encumbrances securing Purchase-Money Obligations which constitute Permitted Debt; provided that, (i) such Encumbrances and the Debt secured thereby are incurred simultaneously with the acquisition of the acquired asset, and (ii) the amount of Debt initially secured thereby is not more than 100% of the purchase price of such asset;

(i)                                     all permits, easements, rights-of-way, zoning restrictions, licenses, reservations and other surface agreements that do not materially interfere with the operations of the Group Entities’ Property which do not in the aggregate materially detract from the value of such Property;

(j)                                    security to secure obligations permitted by subsection (f) or (i) of the definition of Permitted Debt as well as (j) or (l) of the definition of Permitted Debt, provided that the Group Entity and/or the Borrower, as applicable, enter into a subordination agreement in form and substance satisfactory to the Agent, acting reasonably;

(k)                                 royalties on the productions or profits from mining provided such royalties are Permitted Royalties;

(l)                                     Encumbrances on minerals or the proceeds of sale of such minerals arising or granted pursuant to a processing or refining arrangement entered into in the ordinary course of business, securing a Group Entity’s portion of the fees, costs and expenses attributable to the processing of such minerals under any such processing or refining arrangement;

(m)                             reservations and exceptions contained in or implied by statue in the original disposition from the Crown and grants made by the Crown of interests so reserved that do not materially interfere with the operations of the Group Entities’ Property; and

(n)                                 security given in the ordinary course of business by a Group Entity to a public utility or any municipality or governmental or public authority in connection with operations of the Group Entity other than in connection with borrowed money.

“Permitted Jurisdiction” means any country (i) within South America or North America (or any state or province thereof and including, for certainty, Central America) other than Bolivia or Venezuela, (ii) the United Kingdom and other members of the European Union that are rated at least “A” by S&P and (iii) the Cayman Islands, Barbados, Australia and Ireland.

“Permitted Royalties” means royalties on the production or profits from mining, to the extent:

(a)                                 arising pursuant to a royalty arrangement on a property that existed prior to such property being acquired by the Borrower or a Subsidiary;

(b)                                 arising as partial payment by the Borrower or a Subsidiary of the purchase price for the acquisition of Property, provided that such acquisition is permitted under this Agreement; and

(c)                                  listed on Schedule “S” hereto.

“Person” means a natural person, corporation, company, body corporate, partnership, joint venture, Governmental Authority, unincorporated organization, trust, association, estate or other entity.

“Post-Closing Undertaking” means the post-closing undertaking dated as of August 10, 2018 by the Borrower in favour of the Agent.

“Premises” is defined in Section 8.10(a).

“Prepayment Fee” is defined in Section 3.03.

“Principal Repayment” is defined in Section 3.01.

“Property” means, with respect to any Person, any or all of its present and future undertaking, property and assets, whether tangible or intangible, real or personal and includes Contractual Obligations, rights under Permits and any mining rights, mining leases, mineral leases and any other mining or mineral rights, claims or interest whether personal property, real property or otherwise including, for avoidance of doubt, any personal property, real property or otherwise relating to the Mining Assets, Operating Mines, the Los Azules Property and the Gold Bar Asset.

“Purchase-Money Obligation” means any secured Debt of a Loan Party that is created or assumed to finance any part of the purchase price of real or tangible personal property, and including any extensions, renewals or refunding of any such Debt; provided that, the principal amount of such obligation outstanding on the date of such extension, renewal or refunding is not increased and the Encumbrance given in respect of such Debt shall not extend to any asset other than the property acquired in connection with which such Debt was created or assumed, and any proceeds thereof and fixed improvements, if any, erected or constructed thereon.

“Recovery Event” means any settlement of, or payment to, any Group Entity in respect of any property or casualty insurance claim relating to any Property of a Group Entity.

“Reference Rate” means 9.75% per annum.

“Register” is defined in Section 17.04.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors and representatives of such Person and its Affiliates.

“Required Lenders” means Stephen Rider and Mark Shoom, and any Lender that becomes assignee of the foregoing in accordance with the terms of this Agreement.  The portion of the Commitment held by a Defaulting Lender shall be excluded for the purposes of making a determination of Required Lenders.

“Responsible Officer” with respect to any Person, means the chief executive officer, president or chief financial officer of such Person, except that with respect to financial matters, the Responsible Officer shall be the chief financial officer or treasurer of such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“San Jose Mine” means the Mining Assets owned by Minera Santa Cruz S.A. more particularly described in Schedule “X” hereto.

“Sanctioned Person” means any Person that is: (a) designated under, listed on, or owned or controlled by a Person designated under or listed on, or acting on behalf of a Person designated under or listed on, any list of Persons who are subject to Sanctions under Applicable Law that is binding on the Agent, any Lender or any Group Entity; (b) located in, incorporated under the laws of, or owned or controlled (directly or indirectly) by, or acting on behalf of a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) with whom the Agent or any Lender would not be permitted to make a loan, continue to make a loan or provide financial accommodation to pursuant to any Sanctions.

“Sanctions” means any Applicable Law governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada), the Export and Import Permits Act (Canada), Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg 49079(2001))and any regulations thereunder.

“Sanctions Authority” means any of: (a) the government of Canada; (b) the government of the United States of America; (c) the United Nations; (d) the European Union; (e) the United Kingdom; or (f) the respective departments and agencies of any of the foregoing, including Foreign Affairs, Trade and Development Canada, Public Safety Canada, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State.

“SEC” means the United States Securities and Exchange Commission.

“Security Documents” is defined in Section 5.01 and “Security Document” means any one of the Security Documents, as applicable.

“Subsidiary” means, with respect to a Person, any other Person if at such time the first mentioned Person: (a) owns, directly or indirectly, Equity Interests in such other Person having, in the aggregate, the voting power to elect a majority of the board of directors or persons performing similar functions for such Person; or (b) has, directly or indirectly, through the operation of an agreement or otherwise, the ability to elect, or cause to be elected, a majority of the board of directors or persons performing similar functions for such Person or otherwise exercise control over the management and policies of such other Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Borrower. For avoidance of doubt, Minera Santa Cruz S.A. shall not be a “Subsidiary” for the purpose of this Agreement.  Unless otherwise qualified, all references to “Subsidiaries” in this Agreement shall refer to all direct and indirect Subsidiaries of the Borrower, together with all Subsidiaries of all Subsidiaries, and “Subsidiary” shall have a corresponding meaning.”

“Taxes” means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“UCC” means the Uniform Commercial Code as in effect in the State of Colorado; provided that if perfection or the effect of perfection or non-perfection is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Colorado, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States Dollars” and “USD” mean the lawful currency of the United States of America.

Section 1.02                            Interpretation.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                 The definitions of terms in this Agreement and any other Loan Document shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The phrases “the aggregate of”, “the total of”, “the sum of” and phrases of similar meaning shall mean “the aggregate (or total or sum), without duplication, of”.

(b)                                 Unless the context requires otherwise, references herein or in any other Loan Document:

(i)                                     to any agreement, instrument or other document (including any reference to this Agreement) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Loan Document);

(ii)                                  to any Person shall be construed to include such Person’s successors and permitted assigns;

(iii)                               to the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof;

(iv)                              to Articles, Sections and Schedules shall be construed to refer to Articles and Sections of, and Schedules to, the Loan Document in which such references appear;

(v)                                 to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(vi)                              the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(c)                                  The division of a Loan Document into articles and sections, and the insertion of headings and a table of contents are for reference only and shall not affect the interpretation of the Loan Document.

(d)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

(e)                                  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in the currency of the Obligation in full in cash or immediately available funds of all of the Obligations other than contingent Obligations, and in the case of any contingent Obligations, providing cash or other collateral satisfactory to the Agent and the Required Lenders.

Section 1.03                            Construction.

This Agreement and the other Loan Documents have been negotiated by each of the parties hereto and thereto with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of the Loan Documents.

Section 1.04                            Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, and applied on a consistent basis in a manner consistent with that used in preparing the Borrower’s audited financial statements, except as otherwise specifically prescribed herein.

Section 1.05                            Currency.

Unless otherwise specified in a Loan Document, all references to dollar amounts (without further description) shall mean United States Dollars.

Section 1.06                            Permitted Encumbrances.

The designation of any Encumbrance as a Permitted Encumbrance (however defined) in any Loan Document is not intended to subordinate, and shall not subordinate, and shall not be interpreted as subordinating, any Encumbrance created by any of the Security Documents to any Permitted Encumbrance.

Section 1.07                            Knowledge.

References in this Agreement and any other Loan Document to the knowledge of any party means to the best of the knowledge, information and belief of such party after reviewing all relevant records and making due inquiries regarding the subject matter.

Section 1.08                            Business Days.

If any provision of this Agreement or any other Loan Document requires a party to take an action on or before a date that is not a Business Day, the action is valid if taken by the relevant party on or before the next Business Day; except that, in the case of a payment, if the next Business Day is in a different calendar month than the date specified for the payment, the payment shall be due on the preceding Business Day.

Section 1.09                            Schedules.

The following are the Schedules annexed hereto, which are incorporated by reference and deemed to be a part of this Agreement:

Schedule “A”	-	Lenders and Commitments

Schedule “B”	-	[Intentionally Deleted]

Schedule “C”	-	Drawdown Request

Schedule “D”	-	Repayment Notice

Schedule “E”	-	[Intentionally Deleted]

Schedule “F”	-	Compliance Certificate

Schedule “G”	-	Assignment and Assumption Agreement

Schedule “H”	-	Guarantors

Schedule “I”	-	Litigation

Schedule “J”	-	Mining Assets

Schedule “K”	-	Environmental and Aboriginal Matters

Schedule “L”	-	Insurance

Schedule “M”	-	Material Contracts

Schedule “N”	-	Pension and Benefit Plans

Schedule “O”	-	Equity Interests

Schedule “P”	-	Investment Property

Schedule “Q”	-	Bank Accounts

Schedule “R”	-	Additional Permitted Debt

Schedule “S”		Additional Permitted Royalties

Schedule “T”	-	Labour Matters

Schedule “U”	-	Encumbrances

Schedule “V”	-	Taxes

Schedule “W”	-	Monthly Financial Reporting

Schedule “X”	-	San Jose Mine

ARTICLE II

The Credit Facility

Section 2.01                            Credit Facility.

(a)                                 Subject to the terms and conditions of this Agreement, the Lenders hereby establish severally (not jointly and not jointly and severally) a non-revolving term loan (the “Credit Facility”) in favour of the Borrower in the aggregate amount not to exceed $50,000,000 (the “Facility Limit”).  The obligation of each Lender shall be limited to its Applicable Percentage of the Facility Limit.

(b)                                 The Credit Facility shall be available by way of a single Drawdown on the Closing Date in an aggregate amount equal to the Facility Limit.

Section 2.02                            Purpose and Use of the Credit Facility.

The Credit Facility shall be used by the Borrower to fund development costs associated with the Gold Bar Asset, working capital and general corporate purposes.

Section 2.03                            Reborrowing.

The Credit Facility is a non-revolving credit facility and accordingly no principal amounts repaid under the Credit Facility (whether scheduled, voluntary or mandatory) may be reborrowed.

ARTICLE III

Term and Repayment

Section 3.01                            Mandatory Repayment.

Subject to Section 13.02, commencing on the date that is two (2) years from the Closing Date, the Borrower shall repay, as the case may be, the drawn principal under the Credit Facility in monthly principal repayments equal to $2,000,000 (each a “Principal Repayment”). All Principal Repayments shall be made on the last Business Day of each calendar month. All Obligations under or in connection with the Credit Facility which remain unpaid on the Credit Facility Maturity Date shall be paid in full on the Credit Facility Maturity Date, including the Advance under the Credit Facility, accrued interest, fees and other amounts then unpaid with respect to such Advance, and the Credit Facility and the Commitments thereunder shall be automatically terminated on the Credit Facility Maturity Date.

Section 3.02                            Mandatory Prepayments.

(a)                                 Mandatory Prepayments from Proceeds of Sale or Proceeds of Insurance. Subject to Section 3.02(b) below, the Borrower shall make additional mandatory prepayments of the outstanding principal amount of the Advance under the Credit Facility in an amount equal to the Net Cash Proceeds received from:

(i)                                     any sale of any Property of any Group Entity for consideration in excess of $5,000,000 outside the usual course of the applicable Group Entity’s business unless the proceeds received from any sale of such Property are reinvested by the Group Entities in the same or substantially the same Property as that giving rise to such proceeds within 90 days of receipt of such proceeds and provided further that the Borrower delivers evidence satisfactory to the Agent of such reinvestment; and

(ii)                                  any insurance proceeds (save and except for any insurance proceeds received on account of the theft of any gold) received by any Group Entity that are not otherwise reinvested within 90 days in the same or substantially the same Property as that giving rise to such proceeds, unless otherwise required or permitted by this Agreement or the Agent in writing.

(b)                                 Reserve Account. Notwithstanding Section 3.02(a), the Borrower may deposit an amount equal to up to 50% of the Net Cash Proceeds into a reserve account established as a deposit account located in Canada or the United States and (a) the Agent has a first priority security interest in such account and the amounts therein and (b) such account is subject to a blocked account agreement (or similar agreement) in favour of the Agent, in form and substance satisfactory to the Agent which provides the Agent with sole dominion of control over the account until the Credit Facility Maturity Date, and the Borrower shall not be required to make mandatory prepayments in connection with such amount pursuant to Section 3.02(a).

Section 3.03                            Voluntary Prepayment.

(a)                                 Voluntary Prepayment of Credit Facility. The Borrower may at any time and from time to time repay to the Agent the whole or any part of the outstanding Advance owing by it, together with accrued interest thereon to the date of prepayment; provided that:

(i)                                     the Borrower shall deliver an irrevocable notice that is substantially in the form attached hereto as Schedule “D” to the Agent not later than 11:00 a.m. (Toronto time) three (3) Business Days prior to the proposed prepayment date;

(ii)                                  the proposed prepayment date is a Business Day;

(iii)                               partial prepayments shall be in minimum aggregate amounts equal to the lesser of (A) the principal balance outstanding under the Credit Facility, and (B) $500,000 and in whole multiples of $10,000; and

(iv)                              the Agent, for and on behalf of the Lenders shall have received a prepayment fee equal to (x) subject to subparagraph (z), where the prepayment is received before the second anniversary of the Closing Date, the net present value of the interest that the Lenders would have received on the amount being prepaid if such amount were to remain outstanding until the Credit Facility Maturity Date using a discount rate of 3.50%, and (y) where the prepayment is received on or after the second anniversary of the Closing Date, 3.00% of the amount being repaid, and (z) at any time following an Event of Default that is continuing (including, but not limited to, as a result of a Change of Control), 3.00% of the outstanding amount of the Advance under the Credit Facility (the “Prepayment Fee”).

(b)                                 Reduction of Credit Facility. Voluntary prepayments by the Borrower of the Advance under the Credit Facility shall permanently reduce the Facility Limit and the Facility Commitment, and such amounts cannot be re-borrowed.

Section 3.04                            Application of Prepayments.

Amounts prepaid pursuant to Section 3.02 shall be applied in accordance with Section 13.06. Each prepayment of the Advance under this Agreement shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and the applicable Prepayment Fee.

ARTICLE IV
Interest and Fees

Section 4.01                            Interest on Advance.

The Borrower shall pay interest on the Advance, in United States Dollars at a rate per annum equal to the Reference Rate.

Section 4.02                            Changes to Applicable Margin.

(a)                                 If the Borrower fails to deliver a Compliance Certificate to the Agent when due in accordance with Section 10.02 then, effective on the first Business Day of the calendar month immediately following the date on which such Compliance Certificate was due and continuing until the Borrower has delivered a Compliance Certificate to the Agent, the Reference Rate shall be deemed to be the Default Rate for the remainder of the period until the Compliance Certificate is delivered.

(b)                                 Upon the occurrence, and during the continuance, of a Default or an Event of Default, the Default Rate shall apply.

Section 4.03                            Interest on Overdue Amounts.

Notwithstanding any other provision hereof, if all or any portion of any amount due hereunder (including any amounts of principal or interest, and any fee or other amount payable) is not paid when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall pay interest on such overdue amount (including interest on interest) if, and to the fullest extent, permitted by Applicable Law, from the date that such amount is due until the date that such amount is paid in full (but excluding the date of such payment if the payment is made before 1:00 p.m. (Toronto time) at the Agent’s Office on the date of such payment), at a rate of interest per annum equal to the Default Rate.

Interest under this Section 4.03 shall be calculated daily, compounded on the last Business Day of each calendar month, and payable on demand in the currency of the Advance, both before and after maturity, default and judgment.

Section 4.04                            Calculation and Payment of Interest.

(a)                                 Interest on the Advance shall be calculated daily and payable monthly in arrears on the last day of each calendar month (or, if an Event of Default as described in Section 13.01(a), Section 13.01(f) or Section 13.01(g) is in existence, the last day of each calendar month) to occur while such Advance is outstanding.

(b)                                 All interest payments to be made under this Agreement shall be paid without allowance or deduction for deemed re-investment or otherwise, both before and after maturity and before and after default and/or judgment, if any, until payment, and interest shall accrue on overdue interest.

(c)                                  All computations of interest or fees “per annum” for the Advance shall be made on the basis of a year of 365 or 366 days, as the case may be, using the actual number of days elapsed, and the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or on any other basis that gives effect to the principle of deemed re-investment of interest.

(d)                                 For the purposes of the Interest Act (Canada) and disclosure under such Act:

(i)                                     wherever any interest to be paid under this Agreement is to be calculated on the basis of any period of time that is less than a calendar year (a “deemed year”), such rate of interest shall be expressed as a yearly rate by multiplying such rate of interest for the deemed year by the actual number of days in the calendar year in which the rate is to be ascertained and dividing it by the number of days in the deemed year; and

(ii)                                  Each of the Loan Parties confirms that it fully understands and is able to calculate the rate of interest applicable to the Credit Facility based on the methodology for calculating per annum rates provided for in this Agreement.  The Agent agrees that if requested in writing by the Borrower it shall calculate the nominal and effective per annum rate of interest on any Advance outstanding at any time and provide such information to the Borrower promptly following such request; provided that any error in any such calculation, or any failure to provide such information on request, shall not relieve the Borrower or any other Loan Party of any of its obligations under this Agreement or any other Loan Document, nor result in any liability to the Agent or any Lender. Each Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defence or otherwise, in any proceeding relating to the Loan Documents, that the interest payable under the Loan Documents and the calculation thereof has not been adequately disclosed to the Loan Parties, whether pursuant to Section 4 of the Interest Act (Canada) or any other Applicable Law or legal principle.

(e)                                  Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest mathematical error in calculating such amount.

Section 4.05                            Maximum Interest.

In the event that any provision of this Agreement or any other Loan Document would oblige the Borrower or any other Loan Party to make any payment of interest or any other payment which is construed by a court of competent jurisdiction to be interest in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in a receipt by the Agent or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted nunc pro tunc to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law or so result in a receipt by the Agent or applicable Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary as follows:

(a)                                 First, by reducing the amount or rate of interest required to be paid under this Agreement.

(b)                                 Thereafter, by reducing any fees, commissions, premiums or other amounts required to be paid to the Agent or such Lender which would constitute interest for the purposes of Section 347 of the Criminal Code (Canada).

If, notwithstanding the provisions of this Section 4.05 and after giving effect to all adjustments contemplated thereby, the Agent or any Lender shall have received an amount in excess of the maximum permitted by Applicable Law, then such excess shall be applied to the reduction of the principal balance of the outstanding principal of the applicable Advance and not to the payment of interest, or if such excessive interest exceeds such principal balance, such excess shall be refunded to the applicable Loan Party.

ARTICLE V
Security

Section 5.01                            Security.

As general and continuing security for the payment and performance of the Obligations, the following security shall be delivered to the Agent for the benefit of the Lenders, all in form and substance reasonably satisfactory to the Agent:

(a)                                 a general security agreement executed by each Loan Party organized in Canada or the United States in favour of the Agent, creating a first-priority security interest (subject only to Permitted Encumbrances) in all of its present and after-acquired  personal property other than Excluded Assets;

(b)                                 a debenture (or mortgage, deed of trust or immovable hypothec, as applicable) constituting a first priority charge (subject only to Permitted Encumbrances) on all of any Loan Party’s presently-owned and after acquired Property and any mining rights or interests (or immovable property, as applicable) located in Canada or the United States of America in favour of the Agent;

(c)                                  a pledge agreement (or similar agreement as required in any applicable jurisdiction) executed by the Borrower and each Guarantor that owns Equity Interests, creating a first priority pledge and security interest (subject only to Permitted Encumbrances) in all Equity Interests it owns from time to time, other than Excluded Assets;

(d)                                 an unconditional guarantee of the Obligations executed by each Guarantor in favour of the Agent;

(e)                                  deposit account control agreements (or substantially similar agreements) with respect to all deposit accounts of each Loan Party, executed by each Loan Party and depositary bank in favour of the Agent;

(f)                                   a subordination agreement (including standstill following an Event of Default) executed by each Loan Party in favour of the Agent in respect of intercompany obligations; and

(g)                                  such other guarantees and security from any Subsidiary, including those Subsidiaries that have not provided guarantees and security pursuant to the above, as the Agent may, from time to time, request, it being acknowledged that the Agent is entitled to request at such times as it determines, in its sole discretion, first priority security over all the present and after acquired property of all the Group Entities.

In this Agreement, all security and guarantees held by or on behalf of the Agent for the benefit of the Lenders securing (or intended to secure) the Obligations, including the documents described in Sections (a) through (g) above, and all security delivered pursuant to Section 5.04 and Section 5.05, in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, are collectively referred to as the “Security Documents”.

Section 5.02                            Registration.

Upon the request of the Agent, the Borrower and each other Loan Party shall, at their own expense and to the satisfaction of the Agent on behalf of the Lenders, register, file or record, or cause to be registered, filed or recorded, the Security Documents or notice thereof in all offices and jurisdictions where such registration, filing, notice or recording is necessary or, in the Agent’s reasonable determination, advisable or to the advantage of the Lenders, to create, perfect or preserve the Security Documents granted by each Loan Party and the interest of the Lenders in the collateral granted thereunder and to renew and maintain such registrations, filings and recordings from time to time upon request by the Agent to keep them in full force and effect.

Section 5.03                            After-Acquired Property and Further Assurances.

(a)                                 Subject to Section 5.03(b) below, the Borrower and each other Loan Party shall, within twenty (20) days of acquiring Property for which the Lenders do not have a perfected security interest, execute and deliver to the Agent for the benefit of the Lenders, all such supplements or amendments to the Security Documents and all such other documents as the Agent deems necessary or advisable, including further registrations, in each case, to provide the Lenders with a perfected security interest in any such Property, subject only to Permitted Encumbrances.

(b)                                  Notwithstanding Section 5.01(g) and Section 5.03(a), the Borrower and the Loan Parties shall not be required to satisfy its obligations pursuant to Section 5.03(a) with respect to Property previously acquired that is not required for the operation or use of existing Property or is desirable for the operation or use of previously acquired Property that has a fair market value of less than $3,500,000 until the aggregate value of all such Property so acquired exceeds $3,500,000.

(c)                                  Each Loan Party shall from time to time at the request of the Agent, provide the Agent with such assistance, do such acts and execute and deliver all such further deeds or other instruments of conveyance, assignment, transfer, guarantee, mortgage, pledge or charge, including its further registrations, of any of its Property intended to be subject to the Security Documents, as are reasonably required by the Agent.

Section 5.04                            New Subsidiaries.

(a)                                 If, at any time after the Closing Date, the Borrower or any other Group Entity creates or acquires a Subsidiary, the Borrower shall promptly notify the Agent and in any event within five (5) days, and if the Borrower so requests, shall within  thirty (30) days (or such longer period of time as is reasonably required, provided that the Borrower is diligently endeavouring to satisfy its obligations under this Section) of the creation or acquisition of such Subsidiary:

(i)                                     cause such new Subsidiary to  (i) execute and deliver to the Agent a guarantee of the Obligations, (ii) provide security to the Agent for the benefit of the Lenders over all of its assets as required of all Loan Parties and described in Section 5.01, and (iii) to take all actions necessary or desirable to grant to the Agent for the benefit of the Lenders a perfected security interest in the collateral described in such security documentation, subject only to Permitted Encumbrances, including the filing, registration or recording of notices in such jurisdictions as may be required or as may be requested by the Agent;

(ii)                                  execute and deliver to the Agent for the benefit of the Lenders such agreements, supplements, or amendments to any Loan Document as the Agent deems necessary or advisable to grant the Lenders a perfected security interest in the Equity Interests of such new Subsidiary, subject only to Permitted Encumbrances;

(iii)                               deliver to the Agent all certificates representing such Equity Interests, together with powers of attorney to transfer the Equity Interests, in blank, executed by a duly authorized officer of the relevant Loan Party;

(iv)                              deliver to the Agent a secretary’s certificate of such Subsidiary, with charter documents, by-laws and appropriate resolutions attached; and

(v)                                 deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance and from counsel satisfactory to the Agent.

Section 5.05                            Security Charging Real Property.

Notwithstanding anything to the contrary contained in any Loan Document, to the extent that the charges and security interests charge real property or any interest in real property, such charges and security interests shall secure interest after the occurrence of a Default or an Event of Default at the same rates as those in effect prior to such occurrence.

Section 5.06                            Acknowledgement of Argentine Guarantors.

The Borrower, for and on behalf of itself and on behalf of the Argentine Guarantors, acknowledges that Section 765 of the Argentine Civil and Commercial Code shall not be applicable with respect to any payments to be performed in connection with this Agreement and forever and irrevocably waive any right that might assist them to allege that any payments in connection with the Agreement could be payable in any currency other than in United States Dollars, and therefore waive and renounce to applicability thereof to any payments in connection with this Agreement.

ARTICLE VI
Conditions Precedent

Section 6.01                            Conditions Precedent to Drawdown.

The obligation of the Lenders to make the Advance hereunder is subject to, and conditional upon, the prior satisfaction of each of the following conditions precedent:

(a)                                 The Agent shall have received a Drawdown Request within the time prescribed for the delivery thereof in Section 7.01.

(b)                                 No Material Adverse Effect shall have occurred since December 31, 2017.

(c)                                  The Agent shall have received, in each case duly executed and delivered by the Loan Parties party thereto and in form and substance satisfactory to the Agent:

(i)                                     this Agreement; and

(ii)                                  all other Loan Documents.

(d)                                 Except in respect of consents and approvals set out in the Post-Closing Undertaking or insured over pursuant to a title insurance policy, all governmental, regulatory, shareholder and third party consents and approvals necessary or desirable in connection with the entering into of this Agreement and transactions contemplated hereby, and the continuing operations of the Loan Parties and their Subsidiaries and the transaction contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

(e)                                  Except in respect of Property which is the subject matter of a title insurance policy issued to the Agent in a form acceptable to the Agent, acting reasonably, the Agent shall have received results of recent searches in each of the jurisdictions where the Loan Parties and the assets of the Loan Parties that are subject to the Encumbrances granted in favour of the Agent are located, and such searches confirm the first-ranking priority of the Encumbrances in favour of the Agent for the benefit of the Lenders and reveal no Encumbrances on any of the assets of the Loan Parties, except for Permitted Encumbrances.

(f)                                   In respect of all prior Encumbrances over the assets of the Loan Parties which are Permitted Encumbrances and which create a security interest in favour of a Person other than the Agent (for and on behalf of itself and on behalf of the Lenders), the Agent and the Lenders shall have received all subordination, waiver or no-interest letters reasonably required by the Agent in form and substance satisfactory to the Agent.

(g)                                  The Agent and the Lenders shall have received landlord estoppels, consents and waivers in form and substance satisfactory to the Agent acting reasonably from each landlord of the Loan Parties (except where there is no obligation on such landlord to deliver such document or where such landlord has refused to deliver such document despite the commercially reasonable efforts of the Loan Parties) and PINs for all leases and a copy of every applicable private license, sublease, lease and other form of occupancy agreement.

(h)                                 The Agent and the Lenders shall have received payment for all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel, but in all cases subject to the limitations described in Section 16.1), on or before the Closing Date. All such amounts will be paid with proceeds of the Drawdown on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Agent on or before the Closing Date.

(i)                                     The Agent shall have received, in form and substance satisfactory to it, a certificate of each Loan Party, certified by an officer of such Loan Party, dated the Closing Date, including:

(i)                                     true and complete copies of such Loan Party’s organizational documents, and all amendments thereto;

(ii)                                  true and complete copies of all of such Loan Party’s memorandum and articles of association, by-laws, operating agreements and partnership agreements, as applicable, in effect on the date on which the resolutions referred to below were adopted;

(iii)                               resolutions of the board of directors and shareholder (if such shareholder resolutions are required under the constating documents or by-laws of such Loan Party) of such Loan Party authorizing the execution, delivery and performance of such Loan Party’s obligations under each Loan Document to which it is or is to be a party and the transactions contemplated by this Agreement, including, but not limited to, the pledge of shares of any Subsidiaries of the Borrower held by any Loan Party to the Agent and any subsequent disposition thereof by the Agent in accordance with the terms of any Security Document;

(iv)                              incumbency of the officers of each Loan Party authorized to sign each Loan Document to which it is or is to be a party and other documents to be delivered hereunder and thereunder, including each such officer’s name, titles and specimen signature;

(v)                                 a true, complete and current record of all registered holders of the shares or securities issued by the Loan Party, and the number and class of shares or security held by each such holder; and

(vi)                              such other matters as the Agent or its counsel may reasonably require.

(j)                                    The Agent shall have received certificates of compliance, status or the equivalent for each Loan Party from its jurisdiction of formation, dated as of the Closing Date.

(k)                                 The Agent shall have received the following legal opinions addressed to the Agent, the Lenders and their legal counsel:

(i)                                     the legal opinion of Bennett Jones LLP, counsel to the Borrower and its Subsidiaries covering matters of Ontario law;

(ii)                                  the legal opinion of counsel to the Loan Parties in each of Alberta, Canada, New Brunswick, Canada, Colorado, USA, Nevada, USA, Arizona, USA, Delaware, USA, Mexico and of such other special or local counsel as may be required by the Agent; and

(iii)          title opinions and/or title insurance, as the Agent may require, in respect of the Gold Bar Asset, and the Operating Mines in Canada and the United States of America.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Agent and its counsel may require.

(l)                                     The Agent shall have received:

(i)            the certificates representing the Equity Interests pledged to the Lenders pursuant to the Security Documents, together with a share transfer power of attorney for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)           each promissory note (if any) pledged to the Lenders pursuant to the Security Documents endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m)                             The Agent shall have received satisfactory evidence that all registrations, filings, recordings and notices necessary or desirable (as determined by the Agent and its own counsel, acting reasonably) in connection with the Security Documents have been properly made, filed or completed, including all such registrations, filings, recordings and notices required to create a perfected first priority security interest in favour of the Lenders in the collateral described therein prior and superior in right to any other Person (other than with respect to Permitted Encumbrances).

(n)                                 The Borrower shall have delivered to the Agent certificates of insurance acceptable to the Agent showing the Agent’s interest as loss payee and additional insured on all insurance policies that insure the assets secured by the Security Documents in form, scope and substance satisfactory to the Agent and otherwise in compliance with the terms of Section 8.11 and Section 9.04 of this Agreement.

(o)                                 The Lenders shall have completed and be satisfied with the results of their financial, business and legal due diligence relating to the Loan Parties, the Commitments and their respective businesses.

(p)                                 The Agent shall have received copies of recent environmental assessments in possession of a Loan Party and title opinions with respect to the real properties, surface rights and mining properties of the Borrower and its Subsidiaries specified by the Agent being, for avoidance of doubt, with respect to the Gold Bar Asset, the Operating Mines and the Los Azules Property.

(q)                                 The Agent shall have a received a list of all existing Permits required to continue development and operation of the Mining Assets.

(r)                                    The Agent shall have received such additional evidence, information, documents, instruments, waivers or undertakings as the Agent may reasonably require to conclude the transactions contemplated by this Agreement.

Section 6.02                            Waiver of Conditions Precedent.

The conditions set forth in Section 6.01 are included for the sole benefit of the Lenders and may be waived by the Agent in whole or in part (with or without terms or conditions) in respect of the Advance.

ARTICLE VII
Details Regarding Advance and Payments

Section 7.01                            Drawdown Notices.

(a)                                 The Borrower shall give the Agent a Drawdown Request two (2) Business Days prior to the proposed Drawdown.

(b)                                 The Drawdown Request shall be delivered by the Borrower to the Agent on a Business Day on or prior to 11:00 a.m. Toronto time.  Notices that are received by the Agent after such time shall be deemed to have been given on the next Business Day, unless all Lenders affected by such notice or request agree, in their sole discretion, to accept such notice at a later time as being effective on the date it is given.

(c)                                  Once delivered to the Agent, the Drawdown Request is irrevocable and shall oblige the Borrower to take the action contemplated therein on the date specified in the Drawdown Request. Without in any way limiting Section 16.04, the Borrower shall indemnify and hold harmless the Agent and the Lenders for all costs incurred by them as a result of the Borrower failing to make any payment or satisfy any conditions precedent to the Advance described in the Drawdown Request on or before the date specified therein for such action to occur.

Section 7.02                            Agent’s Obligations with Respect to the Advance.

Upon receipt of the Drawdown Request, with respect to the Advance, the Agent shall promptly notify the Lenders of the Advance requested, the date proposed for the Drawdown, and each Lender’s share of the Advance.

Section 7.03                            Lenders’ and the Agent’s Obligations with Respect to the Advance.

Each Lender under a Credit Facility shall, for same day value on the Drawdown Date specified by the Borrower in a Drawdown Request with respect to an Advance under the Credit Facility, credit the Agent’s account specified in the Agent’s notice given under Section 7.02 with such Lender’s share of each such Advance, as specified in the Agent’s notice, and for same day value on the same date the Agent shall pay to the Borrower the amounts so credited in accordance with any payment instructions set forth in the applicable Drawdown Request.

Section 7.04                            Evidence of Indebtedness.

The Agent will open and maintain books of account evidencing the Obligations and each Lender shall maintain records concerning the Advance.  The information entered in the foregoing accounts by the Agent shall constitute prima facie evidence (absent manifest error) of the obligations of the Borrower to the Agent and the Lenders hereunder with respect to the Advance and all other Obligations; provided that, no failure of the Agent or any Lender to correctly record any detail relating to an Advance shall adversely affect the obligation of the Borrower to pay any of the Obligations in accordance with this Agreement.  The Agent shall provide copies of such accounts to the Borrower upon the Borrower’s reasonable request.

Section 7.05                            Payments by the Borrower.

(a)                                 Except when specifically provided otherwise in this Agreement, all payments of principal, interest, fees and all other amounts to be made by the Borrower under this Agreement shall be paid to the Agent for the ratable account of the Lenders entitled thereto in the currency in which it is due for value at or before 1:00 p.m. (Toronto time) on the day such payment is due at the Agent’s Office. If any such day is not a Business Day, such amount shall be deemed for purposes of this Agreement to be due on the next Business Day following such day, and any such extension of time shall be included in the computation of any interest or fees payable under this Agreement.

(b)                                 Except as otherwise provided in this Agreement, the Agent shall distribute:

(i)            payments on account of interest in accordance with each Lender’s Applicable Percentage of the Credit Facility;

(ii)           repayments of principal in accordance with each Lender’s Applicable Percentage of the Credit Facility; and

(iii)          all other payments received by the Agent, including amounts received on account of the realization of any security for the Obligations held by the Agent, in accordance with each Lender’s Applicable Percentage of the Credit Facility, except that no Lender shall receive proceeds of realization in excess of the Obligations owing to it.

Section 7.06                            Payments by the Agent.

The provisions of this Section 7.06 shall apply to any payment made by the Agent to the Lenders under this Agreement:

(a)                                 The Agent shall have no obligation to make any payment to any Lender until a corresponding amount in respect of that payment has been received by the Agent from the Borrower; if the Agent receives any amount less than the full amount of any payment to be made by the Borrower under this Agreement, the Agent shall have no obligation to remit any amounts to the Lenders in excess of the amount actually received by the Agent.

(b)                                 If any Lender advances more or less than its Applicable Percentage of the Credit Facility, then such Lender’s entitlement to a share of any payment on account of the Advance shall be increased or decreased, as the case may be, in proportion to the amount actually advanced by such Lender.

(c)                                  The Agent, acting reasonably and in good faith after consultation with the Lenders in the case of any dispute, shall determine in all cases the amount of all payments to which each Lender is entitled and that determination shall be binding and conclusive, absent manifest error.

(d)                                 On request, the Agent shall deliver to the Lenders a statement detailing any of the payments made by it to the Lenders under this Agreement.

(e)                                  Unless the Borrower provides notice to the Agent, in writing, not less than one Business Day before the date on which any payment hereunder is due to the Agent for the account of the Lenders, the Agent may assume that the Borrower will be making its payment as required hereunder and may, in reliance upon such assumption, distribute such amount to the Lenders.   If the Agent does distribute funds to the Lenders in reliance on such assumption and the Borrower does not, in fact, make such payment to the Agent on the relevant date, then each Lender severally agrees to repay to the Agent, immediately on demand, the amount distributed to the Lender, together with interest on such amount at a rate per annum determined by the Agent in accordance with prevailing banking industry rules on interbank settlements.

ARTICLE VIII
Representations and Warranties

To induce the Agent and the Lenders to enter into this Agreement and to the Advance hereunder, the Borrower for and on behalf of itself and on behalf of each Guarantor hereby represents and warrants to the Agent and the Lenders, on its own behalf and on behalf of each Subsidiary of the Borrower or any Guarantor, as the case may be, that each representation and warranty in this ARTICLE VIII is true and correct as of the date hereof. For avoidance of doubt, such representations are repeated as at the date of each Compliance Certificate.

Section 8.01                            Incorporation and Existence.

Each Group Entity:

(a)                                 is incorporated, existing and in good standing under the laws of its jurisdiction of incorporation; and

(b)                                 is qualified to carry on business, and is in good standing, in each jurisdiction in which it owns property or assets or carries on business.

Section 8.02                            Power and Capacity; Authorization, Execution and Delivery; Enforceability.

(a)                                 Each Group Entity has the power and capacity, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted, and each Loan Party has the power and capacity to enter into, execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain the Credit Facility and Advance hereunder.

(b)                                 Each Loan Party has taken all necessary action to authorize the entry into, execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize borrowing on the terms and conditions contained herein. No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the entry into, execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents.

(c)                                  The Loan Documents have been duly executed and delivered by each Loan Party and this Agreement constitutes, and each other Loan Document when delivered will constitute, a valid and legally binding obligation of each Loan Party who is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 8.03                            No Breach of Constating Documents, Laws or Contracts.

The execution, delivery and performance of this Agreement and the other Loan Documents, obtaining the Advance hereunder and the use of the proceeds thereof do not and will not:

(a)                                 conflict with, contravene, violate or result in a breach of:

(i)            any Loan Party’s articles, by-laws, memorandum and articles of association or other constating documents or any resolutions of directors, shareholders, partners or similar governing body, as applicable, or the provisions of any shareholders agreement, partnership agreement or declaration of trust;

(ii)           any Applicable Law; or

(iii)          any Contractual Obligation of any Loan Party.

(b)            result in, require, or permit:

(i)            the creation or imposition of any Encumbrance on any of their respective Property other than Permitted Encumbrances; or

(ii)           the acceleration of the maturity of any Debt under any Contractual Obligation.

Section 8.04                            Financial Statements.

(a)                                 The audited consolidated balance sheets of the Borrower as at the end of the most recently completed Fiscal Year, and the related consolidated statements of operations and of cash flows for the Fiscal Year ended on such date, accompanied by an unqualified opinion from Ernst & Young LLP, independent public accountants, are complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and consolidated financial condition of the Borrower, the Guarantors and their respective Subsidiaries as at such date, and the revenues, expenses, consolidated results of their operations and their consolidated cash flows for the Fiscal Year then ended, in accordance with GAAP.

(b)                                 The unaudited consolidated balance sheets of the Borrower as at the most recently completed Fiscal Quarter, and the related unaudited consolidated statements of operations and of cash flows for the three-month period ended on such date, duly certified by the chief financial officer of the Borrower are complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and consolidated financial condition of the Borrower as at such date, and the revenues, expenses, consolidated results of their operations and their consolidated cash flows for the three-month period then ended, in accordance with GAAP (subject to normal year-end audit adjustments and rules of the SEC relating to interim financial statements).

Section 8.05                            No Material Adverse Effect.

Since the date of the financial statements delivered in Section 8.04(a), no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

Section 8.06                            No Litigation.

Other than that as set forth on Schedule “I” (the “Disclosed Litigation”), no action, suit, litigation, investigation or proceeding of or before any Governmental Authority is pending or to the knowledge of the Group Entities, threatened by or against any Group Entity or against any of its Property:

(a)                                 with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby; or

(b)                                 (i) that could reasonably be expected to result in liability equal to or greater than $5,000,000 or the exchange equivalent thereof, or (ii) that could reasonably be expected to have a Material Adverse Effect.

Section 8.07                            No Default.

No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any Contractual Obligation of the Borrower, the Guarantors or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

Section 8.08                            Ownership of Property.

Each Group Entity:

(a)                                 has good and marketable title to, or valid leasehold interests in, its Property, free and clear of Encumbrances other than Permitted Encumbrances; and

(b)                                 has kept and maintained its Property in good operating condition and repair, paid its corresponding governmental duties and has made all necessary replacement thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be preserved and maintained, ordinary wear and tear excepted, and except where the failure to do so would not have, either individually or in the aggregate, a Material Adverse Effect.

Section 8.09                            Mining Assets

(a)                                 Schedule “J” sets out all of the Mining Assets owned or held by any of the Group Entities. Unless otherwise noted in Schedule “J”, the Mining Assets are currently registered and recorded in the name of the Borrower or a Subsidiary as to a 100% undivided legal and beneficial interest, free and clear of all liens, attachments and encumbrances other than Permitted Encumbrances. Except as set out in Schedule “J”, no other Person has any interest in the Mining Assets or any right to acquire any such interest;

(b)                                 To the knowledge of the Group Entities, the consideration contractually agreed between the prior owners of the Mining Assets and the relevant Group Entities to acquire such Mining Assets, including but not limited to the purchase price thereof, have been duly paid or otherwise settled, except to the extent that such consideration includes future royalty obligations;

(c)                                  Any and all material filings required to have been filed to maintain the Mining Assets in good standing as of the date hereof have been filed;

(d)                                 The Group Entities have complete authority to deal with the Mining Assets as provided in this Agreement and, except in respect of consents and approvals set out in the Post-Closing Undertaking or insured over pursuant to a title insurance policy, have obtained all necessary third party consents required for performance of their obligations under this Agreement and under the Security Documents;

(e)                                  To the knowledge of the Group Entities, all of the Mining Assets have been or are reasonably in the process of being validly and properly located, filed/applied for, marked out, recorded, granted and registered in accordance with Applicable Laws and there are no disputes, threatened or now existing as to title to or applying for or recording of the Mining Assets;

(f)                                   The Group Entities have the right to access and enter upon the surface lands over which the Mining Assets are located and there is no illegal occupation of such lands by (or threatened by) any Person;

(g)                                  The Mining Assets are not located in any area which is subject to any conflict of geographical limits between any jurisdiction (including any Province or State) and there are no overlappings affecting the Mining Assets;

(h)                                 The Group Entities have not been served with any written notice from any Governmental Authority of any revocation or intention to revoke all or any part of the Mining Assets;

(i)                                     To the knowledge of the Group Entities, there are no adverse claims, actions, suits or proceedings pending or, to the knowledge of the Group Entities, threatened, affecting or which could affect the title to or ownership or use by the Group Entities of the Mining Assets;

(j)                                    The Mining Assets do not lie within any protected area, rescue area, reserve, reservation, reserved area or special needs lands as designated by any governmental entity having jurisdiction that would materially impair the development of a mining project on such lands;

(k)                                 No dispute exists, is pending or to the Group Entities’ knowledge, is threatened, with respect to the Mining Assets between the Group Entities and (i) any surface landowner, (ii) a concessionaire of the 3rd category of minerals in accordance with Applicable Laws, (iii) a concessionaire of hydrocarbons rights, and/or (iv) a Governmental Authority and/or any state-owned company.

(l)                                     No archaeological remains have been discovered and no damages to any archaeological remains have been caused as a direct or indirect result of activities undertaken by the Group Entities on the Mining Assets;

(m)                             The Lenders will not be affected or bound by the Group Entities binding or non-binding agreements with any governmental entity, non-governmental organization, first nation and/or community group, pursuant to which a Group Entity has assumed any investment obligation and/or any commitment of other nature;

(n)                                 No dispute between the Group Entities and any non-governmental organization, community, community group, aboriginal peoples or aboriginal group exists (other than as set forth in Schedule “K”) or, to the Group Entities’ knowledge, is threatened or imminent with respect to any of the Mining Assets, in each case that could reasonably be expected to have a Material Adverse Effect;

(o)                                 None of the Group Entities have received any correspondence or other written communication from any non-governmental organization, community, community group or first nation in relation to the Mining Assets, in each case that could reasonably be expected to have a Material Adverse Effect; and

(p)                                 All Permits required by Environmental Laws are in place and all exploration works on the Mining Assets, can be conducted as such exploration activities are contemplated as of the date hereof.

Section 8.10                            Environmental Matters.

Except as set forth on Schedule “K”:

(a)                                 except as would not reasonably be expected to have a Material Adverse Effect, all premises currently or, to the knowledge of a Group Entity, formerly, owned, leased or operated by any Group Entity or their respective Subsidiaries (“Premises”) and all operations at the Premises conducted by or on behalf of a Group Entity are and formerly have been in compliance with all applicable Environmental Laws, and each Group Entity has or has obtained all environmental licenses, Permits or similar authorizations required to be obtained pursuant to Environmental Laws in connection with the operation or use at the Premises and are in compliance with all such Permits, and has not received any written notice or otherwise has knowledge that any such Permits will be revoked;

(b)                                 no Environmental Claim is pending or, to the knowledge of the Group Entities, threatened, to which any Group Entity is or will be a party with respect to the Premises or the business operated by any Group Entity, nor are there any decrees or orders or other judicial requirements outstanding under any Environmental Law with respect to the Premises or the business operated by any Group Entity;

(c)                                  to the knowledge of a Group Entity, there are no active or abandoned underground storage tanks located on the Premises, except those that comply in all material respects with Environmental Laws;

(d)                                 save and except in connection with any tailings disposal facility, to the knowledge of a Group Entity, the Premises have not been used as a landfill or waste disposal site;

(e)                                  to the knowledge of a Group Entity, there are no Hazardous Materials located on, above or below the surface of the Premises or contained in the soil or water constituting the Premises, except those being stored, used and otherwise handled and existing in compliance with Environmental Laws and Hazardous Materials generated on the Premises by a Group Entity have been transported, treated and disposed of in accordance with Environmental Law;

(f)                                   to the knowledge of a Group Entity, there has been no release, spill, leak, emission, discharge, dumping or disposal of Hazardous Materials at or from the Premises or the business operated by any Group Entity, in violation of Environmental Laws;

(g)                                  except as would not reasonably be expected to have a financial effect greater than $5,000,000, no Group Entity has received any notice of actual or alleged violation, non-compliance or liability regarding compliance with Environmental Laws or with respect to any of the Premises or the business operated by any Group Entity, nor is there any reason to believe that any such notice will be received or is being threatened; and

(h)                                 except as would not reasonably be expected to have a Material Adverse Effect, each Group Entity has provided to the Agent all environmental assessments, studies, analysis and other information and correspondence relating to such Group Entity’s material non-compliance with or material liability under any Environmental Laws.

Section 8.11                            Insurance.

The business and Property of the Group Entities are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by prudent companies engaged in similar businesses in the mining industry and owning similar properties in localities where the applicable Group Entity operates and in accordance with good industry practice. Schedule “L” sets forth a description of all insurance maintained by or on behalf of the Group Entities (including business interruption, property, and general liability insurance) as of the Closing Date. Each insurance policy listed on Schedule “L” is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

Section 8.12                            Material Contracts.

Except as disclosed to the Agent in writing from time to time after the Closing Date or filed with the SEC, Schedule “M” sets forth all Material Contracts to which any Group Entity is a party or is bound. The Borrower has delivered true, correct and complete copies of such Material Contracts to the Agent, all of which are in full force and effect and except as set forth therein, have not been amended. The Group Entities are not in breach or in default in any material respect of or under any Material Contract and, to the knowledge of the Borrower and Guarantors, no other party is in breach or default thereunder in any material respects, nor are there any events that are continuing which, but for giving notice, lapse of time or any other condition subsequent, would constitute a default of a material obligation thereunder or allow for the termination of any Material Contract.

Section 8.13                            Taxes.

Except as disclosed on Schedule “V” hereto:

(a)                                 Each Group Entity has duly filed on a timely basis all Tax returns, elections and reports that are required to be filed by it under Applicable Law and has paid, collected and remitted all Taxes and remittances shown thereon to be due and payable, collectible or remittable by it under Applicable Law, together with applicable interest and penalties, and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Entity). No tax liens have been filed, and, to the knowledge of the Borrower or Guarantors, no claim is being asserted, with respect to any such Tax, fee or other charge. No Group Entity is a party to any tax sharing agreement.

(b)                                 Each Group Entity has correctly and completely filed on a timely basis all material returns and reports required to be filed by it regarding any amounts required to be deducted or withheld by it from any amount paid or credited, or deemed to be paid or credited to, or for the account or benefit of any Person, including past or present employees, officers or directors and any non-resident of the country in which the Group Entity is resident.  All Taxes and other amounts shown to be due and payable, collectible or remittable by a Group Entity on such returns and reports (including income taxes, employment insurance and or any public pension plan), has been or will be remitted to the proper tax authorities within the time required under Applicable Law.

(c)                                  Each Group Entity has made adequate provision for, and all required installment payments have been made in respect of, Taxes and remittances due and payable for the current period for which returns are not yet required to be filed.

(d)                                 There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return or the payment of any Taxes or remittances described above.

(e)                                  There are no actions, proceedings or claims pending or, to the knowledge of the Group Entities, threatened by any Governmental Authority to enforce the payment of any Taxes or remittances described above and to the knowledge of the Group Entities, no such proceedings or actions are being contemplated by such authorities.

Section 8.14                            Labour Matters.

Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                 there are no strikes, work stoppages, slowdowns, lockouts or other labour disputes existing, pending or, to the knowledge of the Borrower and Guarantors, threatened, against any Group Entity or their employees;

(b)                                 each of the Group Entities and each of their respective Subsidiaries is in compliance in all material respects with all Applicable Law respecting labour and employment terms, conditions and practices; and

(c)                                  except as set out in Schedule “T”, none of the Borrower, any Guarantor or any of their respective Subsidiaries is a party to any labour, union or collective bargaining agreement or the subject of any current union organizing activities.

Section 8.15                            Pension and Benefit Plans.

(a)                                 Except as set forth in Schedule “N”, each of the Group Entities and their respective Subsidiaries does not maintain or contribute to, is not required to maintain or contribute to, is not a party to, or bound by, and has no liability or contingent liability under any Pension Plan or Benefit Plan.

(b)                                 All Pension Plans and Benefit Plans are established, registered, funded, invested, administered, operated and maintained under, and in material compliance with, all requirements of Applicable Law, including all Pension and Benefit Laws.

(c)                                  No Pension Plan is a defined benefit Pension Plan and, for avoidance of doubt, no Pension Plan contains a “defined benefit provision” as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada). No Pension Plan is a multi-employer pension plan as defined under the provisions of any applicable Canadian federal or provincial legislation.

(d)                                 All employer and employee payments, contributions, premium and other payments, reports, returns and filings required to be made, remitted or paid under Pension and Benefit Laws in respect of Pension Plans and Benefit Plans have been made, remitted or paid and, where applicable, all such plans are fully funded both on a going concern basis and on a solvency basis pursuant to their most recent actuarial valuations filed with the applicable Governmental Authority and in accordance with applicable Pension and Benefit Laws. All post-retirement benefit liabilities (if any) under Pension Plans and Benefit Plans have been properly identified in the Borrower’s consolidated financial statements provided to the Agent, and there are no going concern, past service or solvency deficiencies under any defined benefit Pension Plan.

(e)                                  In respect of any Pension Plans which are registered pension plans within the meaning of the Income Tax Act (Canada), to the best of the knowledge of the Borrower and the Guarantors, no steps have been taken to terminate or wind up any such plans (wholly or in part) there have been no unauthorized merger of such plans, no unauthorized withdrawal of funds from such plans and no improper contribution holidays taken in respect of such plans.

(f)                                   There are no actions, claims or proceedings existing, pending or, to the knowledge of the Borrower, threatened against any Pension Plan, Benefit Plan or the assets of any such plan which could be reasonably expected to have a Material Adverse Effect.

(g)                                  No Group Entity or ERISA Affiliate has incurred or could be reasonably expected to incur any liability to, or on account of, a Multiemployer Plan as a result of a violation of Section 515 of ERISA or pursuant to Section 4201, 4204 or 4212(c) of ERISA, or is subject to withdrawal liability pursuant to Section 4063 of ERISA, or has incurred any liability as a result of ceasing to make contributions to any Pension Plan which could reasonably be expected to result in a Material Adverse Effect.

Section 8.16                            Subsidiaries; Equity Interests.

(a)                                 Except as disclosed to the Agent by the Borrower in writing from time to time after the Closing Date:

(i)            Schedule “O” attached hereto sets out, in respect of the each Group Entity and each of their respective Subsidiaries, each such party’s authorized and issued Equity Interests (other than the Equity Interests of the Borrower) and the direct or indirect registered and beneficial holders of all such Equity Interests; and

(ii)           there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees and save for statutory preemptive rights) relating to any Equity Interest of the Group Entity, or any Subsidiary, other than as set out in Schedule “O”.

(b)                                 All of the outstanding Equity Interests of the Group Entities and each of their Subsidiaries have been validly issued, are fully-paid and non-assessable free and clear of all Encumbrances except Permitted Encumbrances.

(c)                                  No Group Entity has any equity investments in any corporation or entity other than those disclosed in Schedule “O”.

(d)                                 Except as set out in Schedule “O”, as of the date hereof, none of the Group Entities, nor their Subsidiaries, is a party to any unanimous shareholders agreement, shareholders agreement, partnership or other agreement relating to shares or other equity interests in the Group Entities or their respective Subsidiaries

Section 8.17                            Accuracy of Information.

The Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No statement or information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished by or on behalf of the Borrower to the Agent and the Lenders, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, is incorrect or incomplete in any material respect or contains, as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omits to state a material fact necessary to make a statement contained herein or therein not misleading.

Section 8.18                            Investment Property.

Except as provided in Schedule “P”, none of the Borrower, any Guarantor or any Subsidiary of the Borrower or any Guarantor, owns or has any interest in any investment property, or maintains any securities account or futures account with any securities intermediary or futures intermediary, respectively (as such terms are defined in the Personal Property Security Act (Ontario) or any personal property security legislation of any other jurisdiction applicable to any other Group Entity).

Section 8.19                            Solvency.

Each Group Entity is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, solvent, is able to pay its debts as they become due, has capital sufficient to carry on its business, and now owns property having a value (both at fair market value and on a liquidation basis) greater than the amount required to repay all of its Debt.

Section 8.20                            Sanctions

(a)                                 No part of the proceeds of the Drawdown will be used directly or, to the knowledge of the Borrower or any other Group Entity, indirectly, to fund any operations in, finance or facilitate any investments, activities, business or transaction with, or make any payments to, a Sanctioned Person or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions in any manner that would result in any violation by any Person (including the Lenders) of (i) any Sanctions; or (ii) any applicable regulations, rules or executive orders issued or administered by any Sanctions Authority.

(b)                                 None of the Group Entities, any of their respective Subsidiaries, or any director, officer, employee, agent or Affiliate of the Group Entities (i) is or will become a Sanctioned Person; or (ii) knowingly engages or will engage in any dealings or transactions, or is or will be otherwise knowingly associated, with any Sanctioned Person that would result in any violation of (A) any Sanctions, or (B) applicable regulations, rules or executive orders issued or administered by any Sanctions Authority.

(c)                                  Each of the Group Entities and their respective Subsidiaries has implemented, and maintains in effect, policies and procedures designed to ensure compliance by the Group Entities, their respective Subsidiaries, their respective directors, officers, employees and agents with all Sanctions and all applicable regulations, rules or executive orders issued or administered by any Sanctions Authority.

Section 8.21                            Anti-Terrorist Financing and Anti-Money Laundering Laws.

(a)                                 Each of the Group Entities, their Subsidiaries and their respective directors, officers, employees and agents is, and has conducted its business, in compliance with Anti-Terrorist Financing and Anti-Money Laundering Laws.

(b)                                 No part of the proceeds of the Drawdown issued under the Credit Facility, use of proceeds, or other transactions contemplated by this Agreement will violate Anti-Terrorist Financing and Anti-Money Laundering Laws.

(c)                                  None of the Group Entities, their Subsidiaries or their respective directors, officers, employees or agents, is the subject of any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under any Anti-Terrorist Financing and Anti-Money Laundering Laws, and to the knowledge of the Group Entities, no such investigation, inquiry or proceeding is pending or has been threatened.

(d)                                 Each of the Group Entities and their respective Subsidiaries has implemented, and maintains in effect, policies and procedures designed to ensure compliance by the Group Entities, their respective Subsidiaries, their respective directors, officers, employees and agents with Anti-Terrorist Financing and Anti-Money Laundering Laws.

Section 8.22                            Anti-Corruption Laws.

(a)                                 Each of the Group Entities, their Subsidiaries and their respective directors, officers, employees and agents is, and has conducted its business in compliance with all Anti-Corruption Laws.

(b)                                 Each Group Entity shall not, and shall ensure that its Subsidiaries and its and their respective directors, officers, employees and agents do not, use, directly or indirectly, any part of the proceeds of the Drawdown for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage.

(c)                                  None of the Group Entities, their Subsidiaries or their respective directors, officers, employees or agents, is the subject to any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offence or alleged offence under any

Anti-Corruption Laws, and no such investigation, inquiry or proceeding is pending or has been threatened.

(d)                                 Each of the Group Entities and their respective Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by each Group Entity, its Subsidiaries, their respective directors, officers, employees and agents with Anti-Corruption Laws.

Section 8.23                            U.S. Mining Properties.

The aggregate fair market value of the real property interests and mining rights located in the United States and held by a Loan Party that is not the subject of the title opinions delivered pursuant to Section 6.01(i)(iii) is less than or equal to $5,000,000.

Section 8.24                            Nature of Representations and Warranties.

The representations and warranties set out in, or deemed to be made under, this Agreement, or under any certificates or other documents delivered to the Agent pursuant hereto, shall survive the execution and delivery of this Agreement and the making of the Drawdown, notwithstanding any investigations or examinations which may be made by the Agent and the Lenders, and the Lenders shall be deemed to have relied on such representations and warranties in the making of each Advance. Such representations and warranties shall survive until the Obligations have been fully and finally paid and satisfied and this Agreement has been terminated.

ARTICLE IX
Positive Covenants

During the term of this Agreement, the Borrower for and on behalf of itself and on behalf of each Guarantor and on behalf of, each Subsidiary of the Borrower or any Guarantor, covenants and agrees that it shall, and shall cause each Guarantor and each Subsidiary to:

Section 9.01                            Payment of Obligations.

Duly and punctually pay all Debts due and payable by each of them to any Person including all Obligations, Taxes and Contractual Obligations.

Section 9.02                            Maintenance of Existence.

Maintain and renew in full force and effect its existence, organization and status in each jurisdiction of incorporation, formation or organization and in each other jurisdiction in which they carry on business or own assets and make all corporate, partnership and other registrations and filings necessary to do so.

Section 9.03                            Conduct of Business and Maintenance of Property.

(a)                                 Conduct its business in accordance with sound business practices and in compliance with: (i) its articles, bylaws and constating documents; (ii) all Applicable Laws; (iii) its Contractual Obligations; and (iv) Permits to which it or its Property is subject.

(b)                                 Maintain in good standing and obtain, as and when required, all Permits and contracts that it requires to permit it to acquire, own, operate and maintain its business and

Property and to perform its obligations under the Loan Documents to which it is or will be a party.

(c)                                  Maintain and preserve all of its Property useful and necessary in its business in good repair, payment of  governmental fees, working order and condition, ordinary wear and tear excepted.

Section 9.04                            Insurance.

(a)                                 Maintain insurance with respect to its property, assets and business, including “all risks” property and casualty, comprehensive general liability, and business interruption insurance and such other insurance as the Agent may require, with the Agent, for and on behalf of the Lenders, shown as first mortgagee and loss payee (on all property and business interruption insurance policies) and additional insured (on all liability insurance policies), with financially sound and reputable insurance companies, in such amounts and covering such risks as are customarily maintained by companies engaged in the same or similar businesses, and as are satisfactory to the Agent, acting reasonably.

(b)                                 Furnish to the Agent, upon written request, confirmation that such insurance is carried and current, as well as notice of any claims made under the policies in excess of $1,000,000.

(c)                                  Use commercially reasonable efforts to cause all insurance policies to provide the Agent with at least 30 days prior written notice of cancellation.

Section 9.05                            Performance of Material Contracts.

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make to each other party to each Material Contract such demands and requests for information and reports or for action as any Group Entity or any of its Subsidiaries is entitled to make under such Material Contract.

Section 9.06                            Taxes and Withholdings.

(a)                                 Duly file on a timely basis all material tax returns required to be filed by it, and duly and punctually pay all Taxes as they become due and payable under Applicable Law unless they are being contested in good faith by appropriate proceedings and an adequate reserve has been provided on the books of the relevant Group Entity for payment of the contested amount.

(b)                                 Withhold from each payment made to any of its past or present employees, officers, directors, partners, and to any non-resident of the country in which the Group Entity is resident, the amount of all Taxes and other deductions required to be withheld and pay the amount withheld to the proper Governmental Authority within the time required under Applicable Law.

(c)                                  Collect from all Persons the amount of all Taxes required to be collected from them under Applicable Law and remit the amount collected to the proper Governmental Authority within the time required under any Applicable Law.

Section 9.07                            Inspection of Property; Books and Records; Discussions.

(a)                                 Keep proper books of records and accounts in conformity with GAAP, its constating documents and all Applicable Laws, of all dealings and transactions and assets in relation to the Group Entities and each of their businesses and activities on a current basis.

(b)                                 Permit any representative of the Agent, on reasonable notice and on a confidential basis, to visit and inspect any of its Properties, inspect its books and records and make copies of and take extracts of such books and records (including any electronic records stored in a computer data bank and computer software systems) up to two times per year provided no Default has occurred and is continuing and following a Default, as often as may reasonably be desired and to discuss its business operations, properties and financial and other conditions with its officers and employees and its independent public accountants, the reasonable costs and expenses of all of which shall be paid by the Borrower.

Section 9.08                            Environmental Laws.

(a)                                 Comply with all applicable Environmental Laws and obtain, maintain and comply in all respects with any and all Permits required by applicable Environmental Laws, and ensure the same by all of its tenants and subtenants, if any.

(b)                                 Save and except in respect of any tailings disposal facility, ensure that there are no Hazardous Materials located on, above or below the surface of any Premises except as would not be expected to result in a Material Adverse Effect.

(c)                                  Ensure that there are no underground storage tanks located on the Premises, except in compliance with Environmental Laws.

(d)                                 Save and except in respect of any tailings at any tailings disposal facility, ensure that the Premises will not be used as a landfill or waste disposal site.

(e)                                  Promptly, upon acquiring knowledge thereof, give written notice to the Agent of any non-compliance with Environmental Laws occurring on or in relation to the Premises which would reasonably be expected to have a Material Adverse Effect.

(f)                                   Conduct and complete all remedial, removal and other actions necessary to remove and clean up all Hazardous Materials from any of its properties required under Environmental Laws and promptly comply in all respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

(g)                                  Establish and implement such procedures as may be necessary to continuously determine and assure that the Group Entities’ obligations under this section are timely and fully satisfied.

Section 9.09                            Use of Proceeds.

Use the proceeds of the Credit Facility only for the purposes set out in Section 2.02.

Section 9.10                            Anti-Terrorist Financing and Anti-Money Laundering Laws.

(a)                                 Comply with all Anti-Terrorist Financing and Anti-Money Laundering Laws and “know your client” Applicable Laws (collectively, “AML Legislation”).

(b)                                  Each Group Entity acknowledges that, pursuant to AML Legislation, the Agent and the Lenders may be required to obtain, verify and record information regarding each Group Entity, each of their respective Subsidiaries and each of their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of any of them, and the transactions contemplated herein.  Each Group Entity shall, promptly provide all such information as may be reasonably required by the Agent, any Lender, or any assignee or participant of a Lender, in order to comply with AML Legislation.

(c)                                  If the Agent has ascertained the identity of any Group Entity or any authorized signatories of a Group Entity for the purposes of applicable AML Legislation, then the Agent:

(i)            shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and

(ii)           shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent does not have any obligation to ascertain the identity of the  Group Entities or any authorized signatories of the Group Entities on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Group Entity or any such authorized signatory in doing so.

(d)                                 Adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all AML Legislation.

Section 9.11                            Anti-Corruption Laws.

(a)                                 Comply with all Anti-Corruption Laws.

(b)                                 Conduct its business in such a way and to adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all Anti-Corruption Laws and that the representations and warranties set out in Section 8.22 are true and correct at all times (and not just at, or as of, the times such representations and warranties are made or deemed to be made).

Section 9.12                            Sanctions.

(a)                                 Comply with all Sanctions.

(b)                                 Conduct its business in such a way and adopt and maintain adequate policies, procedures and controls to ensure that it and each of its directors, officers, employees and agents is in compliance with all Sanctions and that the representations and warranties set out in Section 8.20 are true and correct at all times (and not just at, and as of, the times such representations and warranties are made or deemed to be made).

Section 9.13                            Pension and Benefit Plans.

(a)                                 Operate, administer and perform all of its obligations under and in respect of all Pension Plans and Benefit Plans in material compliance with the terms of such plans and all applicable Pension and Benefit Laws and shall maintain all necessary governmental approvals which are material in respect of the operation of such plans and comply, in all respects, with its obligations under such plans and applicable Pension and Benefit Laws including making all contributions and payments (normal and special) required to be made under the terms of such plans, applicable Pension and Benefit Laws and any applicable valuation report.

(b)                                 Ensure that the representations and warranties set out in Section 8.15 are true and correct at all times (and not just at, and as of, the times that such representations and warranties are made or deemed to be made).

Section 9.14                            Bank Accounts.

Promptly upon the request of the Agent, cause cash and Cash Equivalents held by Subsidiaries that are not subject to a first priority perfected security interest in favour of the Agent to be transferred to a deposit account that is subject to a deposit account control agreement (or substantially similar agreement) in accordance with Section 5.01(e).

Section 9.15                            Further Assurances.

Promptly upon the request of the Agent:

(a)                                 correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof; and

(b)                                 do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignments, transfers, certificates, assurances and other instruments as the Agent, may require from time to time in order to:

(i)            carry out more effectively the purposes of the Loan Documents;

(ii)           perfect and maintain the validity, effectiveness and priority of the security interests intended to be created under the Security Documents and the other Loan Documents; and

(iii)          assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively to the Lenders, the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document to which any Group Entity is, or is to be, a party.

ARTICLE X
Reporting Requirements

During the term of this Agreement, the Borrower for and on behalf of itself and on behalf of each Guarantor and on behalf of each Subsidiary of the Borrower or any Guarantor, covenants and agrees that it shall, and shall cause each Guarantor and each Subsidiary to:

Section 10.01                     Financial Statements.

Provide to the Agent:

(a)                                 Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report of the Borrower and its Subsidiaries for such year including a copy of the audited consolidated balance sheet of the Borrower, the Guarantors and their respective Subsidiaries as at the end of such year and the related audited consolidated statements of operations and of cash flows for such year, setting forth, in each case, in comparative form the figures for the previous year, together with an opinion as to such audit report from Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, which opinion does not contain a “going concern” or similar qualification or exception, or qualification arising out of the scope of the audit; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.

(b)                                 Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower, the Guarantors and their respective Subsidiaries as at the end of such Fiscal Quarter and the related unaudited consolidated statements of operations and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case, in comparative form, the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

(c)                                  Monthly Financial Reporting. As soon as available, but in any event within 30 days after the end of each month occurring during each Fiscal Year of the Borrower, the financial reporting substantially in the form as set out on Schedule “W” hereto, certified by a Responsible Officer as being fairly stated in all material respects.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or Responsible Officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods, except as required by rules of the SEC for interim financial statements. Information required to be delivered with respect to the Group Entities pursuant to Section 10.01 shall be deemed to have been delivered on the date on which such information has been posted on the Borrower’s website on the Internet, at www.sec.gov, at www.sedar.com or at another website identified by the Borrower by notice to the Agent and accessible by the Lenders without charge.

Section 10.02                     Compliance Certificates; Other Information.

The Borrower shall furnish the following to the Agent:

(a)                                 Concurrent with the delivery of the financial statements in 10.01(b) and 10.01(c), a Compliance Certificate certifying that no Material Adverse Effect has occurred and as it relates to a certificate delivered with reporting under Section 10.01(b) confirmation that the Borrower is in compliance with the financial covenants in Section 8.03, in substantially the form annexed hereto as Schedule “F” signed by a Responsible Officer of the Borrower.

(b)                                 Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Group Entity as the Agent may from time to time reasonably request.

Section 10.03                     Notices.

Promptly and in any event within three days after learning of such event give notice to the Agent of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any default (however defined) under any Material Contract or Permit of any Group Entity;

(c)                                  any litigation or proceeding affecting any Group Entity (i) in which the amount not covered by insurance is $5,000,000 or greater; (i) in which injunctive or similar relief is sought and which would result in a financial impact of which would reasonably be expected to be greater than $5,000,000 or (ii) which relates to any Loan Document;

(d)                                 with respect to any Pension Plan or Benefit Plan, as soon as possible and in any event within 10 days after the Borrower knows or has reason to know thereof, of any failure to meet the minimum funding standards under applicable Pension and Benefit Laws (whether or not a funding waiver has been granted), any inability to pay premiums, normal payments, special payments, or benefits when due, any merger, consolidation or transfer of its assets, any changes in the plan’s contributing sponsor or controlled group, the creation of any Encumbrance over a Group Entity’s assets related to such plan or the institution of proceedings or the taking of any other action with respect to the withdrawal from, or the termination, reorganization or insolvency of such plan, in each case, where such action, event or proceedings could reasonably be expected to have a Material Adverse Effect;

(e)                                  the occurrence of any Environmental Claim the financial impact of which would be reasonably expected to be greater than $5,000,000, against or of any non-compliance by any Group Entity with any Environmental Law or relevant Permit;

(f)                                   any development or event that has had or could reasonably be expected to have a Material Adverse Effect; and

(g)                                  notice of any Related Party transaction (or series of related transactions) or agreement having a value or involving payments by or to a Group Entity of (a) $5,000,000, either for any one transaction or on a per annum basis or (b) $5,000,000 in aggregate over the life of the agreement or any series of transactions

Each notice provided pursuant to this Section 10.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

ARTICLE XI
Negative Covenants

During the term of this Agreement, the Borrower for and on behalf of itself, and on behalf of each Guarantor and each Subsidiary of the Borrower and any Guarantor, covenants and agrees that, without the prior written consent of the Required Lenders, it shall not and shall cause each Guarantor and Subsidiary of the Borrower or any Guarantor not to:

Section 11.01                     Limitation on Debt.

Create, incur, assume, permit to exist, or otherwise become liable with respect to, any Debt other than Permitted Debt.

Section 11.02                     Limitation on Encumbrances.

Create, incur, assume or permit to exist any Encumbrance on any property or assets (including Equity Interests of any of its Subsidiaries) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except for Permitted Encumbrances.

Section 11.03                     Fundamental Change; Nature of Business.

(a)                                 Merge into, amalgamate or consolidate with any other Person, enter into any partnership, joint venture, corporate reorganization or other transaction intended to effect a consolidation, amalgamation or merger or wind-up, dissolve, restructure, liquidate, become bankrupt or permit any winding-up, dissolution, liquidation, arrangement or bankruptcy; provided that, if no Event of Default shall have occurred and is continuing at the time thereof and immediately after giving effect thereto, (i) any Subsidiary of the Borrower that is a Group Entity may merge or amalgamate into the Borrower; (ii) any Group Entity (other than the Borrower) may merge or amalgamate into any other Group Entity in a transaction in which the amalgamated entity is a Group Entity; and (iii) any Subsidiary that is not a Group Entity may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and does not prejudice the Lenders.

(b)                                 Engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related thereto.

Section 11.04                     Limitations on Changes to Capital Structure.

Make any change in the capital structure, in, or authorize or issue any Equity Interests of any Subsidiary, save and except if the Person to whom such Equity Interests are issued is or becomes a Guarantor and then only if: (i) the additional Equity Interests (other than options) so issued are concurrently and validly pledged to the Agent for the benefit of the Lenders under the Security Documents; (ii) certificates together with stock transfer powers in respect of such Equity Interests (other than options) are delivered to the Agent; and (iii) all resolutions and legal opinions and other documents required by the Agent, acting reasonably, are delivered to the Agent.

Section 11.05                     Limitation on Investments.

Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase, hold or acquire any Equity Interests, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                 Investments in Cash Equivalents;

(b)                                 Investments constituting Capital Expenditures;

(c)                                  intercompany Investments by any Loan Party in the Borrower or any other Person that, prior to such Investment, is a Loan Party;

(d)                                 extensions of trade credit in the ordinary course of business (including any instrument evidencing the same and any instrument, security or other asset acquired through bona fide collection efforts with respect to the same);

(e)                                  Investments that are Permitted Acquisitions; and

(f)                                   in addition to Investments otherwise expressly permitted by this Section 11.05, Investments by the Borrower or any other Loan Party in an aggregate amount (valued at cost) not to exceed $1,000,000 annually.

Section 11.06                     Limitation on Dispositions.

Sell, lease, assign, transfer, or otherwise dispose of any of its Property, whether now owned or hereafter acquired, or sell any Equity Interests to any Person, except:

(a)                                 dispositions of obsolete or worn-out Property in the ordinary course of business;

(b)                                 dispositions of inventory, product or produced or unprocessed minerals, metals or other mineral or extracted materials in the ordinary course of business;

(c)                                  dispositions of publicly traded securities for fair market value;

(d)                                 dispositions of Property to the Borrower or any other Loan Party, provided such Property remains subject at all times to the Security Documents; and

(e)                                  dispositions of other property, other than Equity Interests of a Subsidiary of the Borrower, in any Fiscal Year of the Borrower, so long as (i) such property, together with all other property disposed of during such Fiscal Year, shall have a fair market value not exceeding $5,000,000; and (ii) the purchase price paid to the Borrower or other Loan Party for such property shall be paid solely in cash.

Section 11.07                     Limitation on Sale and Leasebacks

Enter into any arrangement with any Person whereby such Group Entity shall sell or otherwise transfer any property owned by it either:

(a)                                 such Person and thereafter rent or lease such Property from such Person; or

(b)                                 any other Person to whom funds have been or are to be advanced by such Person on the security of such Property or rental obligations of such Group Entity.

Section 11.08                     Limitation on Distributions.

Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other payment or distribution of money or equivalents (including royalties and management fees) by or to the shareholders of the Borrower or its creditors (collectively, “Distributions”), except that:

(a)                                 the Borrower may declare and pay dividends with respect to its Equity Interests, provided that the amount of dividends per share in any Fiscal Year do not exceed the amount of dividends per share made in the Fiscal Year ended December 31, 2017 (subject to required adjustments, in the opinion of the Agent, for share splits, consolidations and other changes in capital structure);

(b)                                 the Borrower may declare and pay dividends and make other Distributions and payments with respect to its Equity Interests if payable solely in its Equity Interests of the Borrower; and

(c)                                  the Borrower may purchase or otherwise acquire Equity Interests in any Guarantor or Subsidiary of the Borrower using additional shares of its Equity Interests and provided that such Equity Interest are at all times subject to the Security Documents.

Section 11.09                     Limitation on Related Party Transactions.

Enter into or be a party to any transaction including any purchase, sale, lease, license, or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Related Party unless:

(a)                                 such transaction is otherwise permitted by the terms of this Agreement;

(b)                                 such transaction is in the ordinary course of business of the Group Entity;

(c)                                  such transaction is on fair and reasonable terms no less favourable to the Group Entity than those that would have been obtained in a comparable transaction on an arm’s length basis from an unrelated Person; and

(d)                                 there is no Default or Event of Default before or after the making of such payment; and

(e)                                  to the extent that any Related Party transaction or agreement has consideration greater than (a) $1,000,000, either at any one time or on a per annum basis or (b) $3,000,000 in aggregate over the life of the agreement or over any series of transactions, consent of the Agent

Section 11.10                     Limitations on Plans.

(a)                                 Establish, or make amendments or changes to, any existing Pension Plan or Benefit Plan or other agreements or arrangements with shareholders, directors, officers, senior management or employees other than those currently in place and disclosed to the Agent as of the date of this Agreement.

(b)                                 Establish or contribute to any defined benefit Pension Plan or acquire an interest in any Person if such Person sponsors, administers, maintains or contributes to, or has any liability in respect of any defined benefit Pension Plan.

Section 11.11                     Limitations on Unfunded Capital Expenditures.

Incur binding obligations to pay Capital Expenditures that the Borrower would be reasonably expected to will cause the Borrower to fail to comply with Section 12.01.

Section 11.12                     Limitations on Name Change, Location of Assets, Jurisdiction of Incorporation and Chief Executive Office.

Without providing the Agent with at least thirty (30) days’ prior written notice:

(a)                                 change its name;

(b)                                 change its jurisdiction of incorporation, the laws governing its constating documents, or the statute under which it is created or organized;

(c)                                  change the jurisdiction in which its chief executive office is located or its place of business; or

(d)                                 permit any tangible personal property of any Loan Party that is subject to a security interest in favour of the Agent to be located in any jurisdiction in which the Agent has not registered or perfected the Lenders’ security interests.

Section 11.13                     Limitation on Amendments to Material Contracts.

Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) in any respect materially adverse to the interests of the Lenders, without the Required Lenders’ prior written consent, either:

(a)                                 its constating documents or allow its shareholders to amend its constating documents; or

(b)                                 the terms and conditions of any Material Contract.

Section 11.14                     Fiscal Year.

Change its Fiscal Year without the prior consent of the Agent.

Section 11.15                     Bank Accounts.

Except as disclosed on Schedule “Q” hereto, and as it applies to the Loan Parties only, open or maintain any deposit or securities accounts unless the Agent, for and on behalf of the Lenders, has received all documents (including all account control agreements, if required) in form and substance satisfactory to the Agent, acting reasonably to ensure the Agent has a first priority perfected security interest in such accounts.

Section 11.16                     Limitation on Restrictive Agreements.

Create, incur, assume, permit to exist any consensual limitation or restriction on the ability of the Borrower or any Subsidiary of the Borrower to:

(a)                                 make any payment to the Agent or the Lenders, provide the Security Documents to the Agent, or perform or observe any of its other covenants or agreements under any of the Loan Documents; or

(b)                                 in the case of Subsidiaries, to make any Distributions to the Borrower or any of its Subsidiaries.

Section 11.17                     Limitation on Hedging Arrangements.

Enter into Hedging Arrangements of any kind after the date of this Agreement, except for Hedging Arrangements entered in the ordinary course of a Loan Party’s business (but not for speculative purposes) to hedge or mitigate bona fide interest rate, currency or commodity risks to which the Loan Parties are exposed in the conduct of their business or the management of their liabilities.

Section 11.18                     Limitation on Royalty, Stream or Other Arrangements.

Make any payment on royalties in respect of minerals from any Property or enter into any royalty, stream financing, off-take agreements (other than off-take agreements based on sales at spot rate) or similar agreement or arrangement with any Person, except in connection with Permitted Royalties.

Section 11.19                     Limitation on Executive Compensation

Enter into executive compensation arrangements on terms that are materially inconsistent with the course of the Loan Parties’ past practice; provided however, that, for greater certainty, the Loan Parties may enter into executive compensation arrangements with respect to vacant position of President of the Borrower on terms that reflect market practice for companies of similar size and nature of the Borrower in the view of the Loan Parties, acting reasonably.

Section 11.20                     Limitation on Bank Accounts.

Subject to Section 9.14, the aggregate amount of cash and Cash Equivalents held by the Group Entities (considered on a group basis) that is not subject to a first priority perfected security interest in favour of the Agent shall not, at any time, exceed $15,000,000, or the exchange equivalent.

ARTICLE XII
Financial Covenants

For so long as this Agreement is in force, and until the Obligations have been paid in full and the Credit Facility has been terminated, the Borrower shall ensure that, all at all times:

Section 12.01                     Working Capital.

Its Consolidated Working Capital is not less than $10,000,000, calculated as at each Calculation Date.

Section 12.02                     Minimum Shareholders Equity.

Its shareholders equity calculated in accordance with GAAP, on a consolidated basis, is not less than $120,000,000, calculated as at each Calculation Date

ARTICLE XIII
Events of Default and Remedies

Section 13.01                     Events of Default.

The occurrence of any one or more of the following events or conditions shall constitute an “Event of Default” under this Agreement:

(a)                                 Payment Default. The Borrower fails to pay: (i) any principal amount owing under this Agreement or any other Loan Document when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise and such failure remains unremedied for a period of three (3) Business Days; or (ii) any interest, fee or other amount payable hereunder or under any other Loan Document when due and payable and such failure remains unremedied for a period of five (5) Business Days.

(b)                                 Incorrect Representations. Any representation, warranty, certification or other statement of fact made or deemed made by or on behalf of any  Group Entity herein or in any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder or in any certificate, document, report, financial statement or other document furnished by or on behalf of any Group Entity under or in connection with this Agreement or any other Loan Document, proves to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made.

(c)                                  Breach of Specified Covenants. Any Group Entity fails to perform or observe any of its covenants, terms, conditions or agreements contained in Section 9.02, Section 9.07, Section 9.08, Section 9.09, Section 9.10, Section 9.11, Section 9.12, Section 9.13, ARTICLE XI or ARTICLE XII.

(d)                                 Breach of Other Covenants. Any Group Entity fails to perform or observe any of its other covenants, terms, conditions or agreements contained in this Agreement or any other Loan Document (other than as provided in (a) through (c) of this Section 13.01, and such failure continues unremedied for a period of fifteen (15) Business Days after the earlier of: (x) the Borrower becoming aware of such failure, or (y) the Agent giving the Borrower notice of such failure.

(e)                                  Cross-Default. Any Group Entity:

(i)            fails to pay any principal or interest in respect of any Debt (including any Guarantee Obligation, but excluding any Debt outstanding under this Agreement) when due and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or

(ii)           an event of default occurs under any such Debt;

(iii)          provided that, a default, event or condition described in clause (i) or (ii) of this Section (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses

(i) and (ii) of this Section (e) has occurred and is continuing with respect to Debt, the outstanding principal amount of which exceeds, in the aggregate, $5,000,000.

(f)                                   Voluntary Bankruptcy or Insolvency. Any Group Entity:

(i)            commences or institutes any application, proceeding or other action under any Bankruptcy and Insolvency Law and any other applicable corporate legislation, seeking (A) to have an order for relief entered with respect to it or to petition for its winding up, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, compromise, proposal, stay of proceedings of creditors generally, or other relief with respect to it or its debts;

(ii)           admits in writing its inability to pay its debts generally or makes a general assignment for the benefit of its creditors; or

(iii)          any Group Entity takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 13.01(g).

(g)                                  Involuntary Bankruptcy or Insolvency. With respect to any Group Entity:

(i)            there is commenced against such Group Entity in a court of competent jurisdiction any application, proceeding or other action of a nature referred to in Section 13.01(f) which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged, unstayed or unbonded for forty-five (45) days;

(ii)           there is commenced against such Group Entity any application, proceeding or other action seeking issuance of a warrant of seizure and sale, execution, garnishment or similar process against all or any substantial part of its Property which results in the entry of an order for any such relief which has not been vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or

(iii)          the appointment of a receiver, liquidator, provisional liquidator, interim receiver, receiver and manager, trustee, custodian, conservator or other similar official for it or for all or any part of its assets.

(h)                                 Judgments. The entry of one or more judgments or the issuance or registration of any writ of enforcement or order against any Group Entity involving, in the aggregate, a liability (not paid or fully covered by insurance as to which the relevant insurance company has been notified and has accepted coverage) in an amount in excess of $5,000,000 and all such judgments or writs have not been released, bonded, satisfied, discharged, vacated, stayed or accepted for payment by an insurer within forty-five (45) days from the entry, commencement or levy thereof.

(i)                                     Invalidity of Loan Documents. If:

(i)            any provision of any Loan Document ceases for any reason to be valid, binding and in full force and effect, or any security interest created by the Security

Documents is not, or ceases to constitute, in whole or in part, a first ranking Encumbrance on the Property of the Borrower and each other Group Entity intended to be charged thereby other than as expressly permitted hereunder or thereunder, and in each case is not replaced by a valid, binding and enforceable Loan Document;

(ii)           any Group Entity contests in any manner the validity or enforceability of any provision of any Loan Document;

(iii)          any Group Entity denies that it has any or further liability or obligation under any provision of any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitments) or purports to revoke, terminate or rescind any provision of any Loan Document; or

(iv)          any Loan Document is invalidated in any material respect by any act, regulation, or governmental action or is determined to be invalid in any material respect by a court or other judicial entry and such determination has not been stayed pending appeal.

(j)                                    Change of Control. Any Change of Control occurs.

(k)                                 Material Adverse Effect. There occurs in the reasonable judgment of the Agent, a Material Adverse Effect.

(l)                                     Going Concern Statement. The audit report to the financial statements of the Borrower contain any qualification or exception, which (a) is of a “going concern” or similar nature; or (b) relates to any limited scope of examination of material matters relevant to such financial statements, if such limitation results from the refusal or failure of the Borrower or any other Group Entity to grant access to necessary information therefor.

(m)                             Abandonment of Assets. Any Group Entity takes or seeks to take any action to (a) abandon all or any material portion of the Mining Assets, (b) abandon the construction of the Gold Bar Asset, (c) put any Operating Mine on care and maintenance, or (d) otherwise suspend construction, development or mining operations, any Operating Mine (other than temporary suspensions for sound operational reasons not to exceed three (3) months).

(n)                                 Expropriation. Any Governmental Authority directly or indirectly condemns, expropriates, nationalizes, seizes or appropriates any Group Entity or any material property which relates to or forms part of the Property and which is not vacated, discharged, stayed or bonded pending appeal within forty-five (45) days from the entry thereof.

(o)                                 Exchange Control. Any Governmental Authority imposes or enforces formal or de facto exchange or currency controls or restrictions on export of metal applicable to any Group Entity or the Property and such controls or restrictions could reasonably be expected to have a Material Adverse Effect.

Section 13.02                     Remedies Upon an Event of Default.

(a)                                 Acceleration on Default.  Upon the occurrence of an Event of Default and for so long as an Event of Default is continuing: (i) the entire principal amount of the Advance then outstanding, together with all accrued and unpaid interest thereon; (ii) the Prepayment Fee; and (iii) all other amounts owing under this Agreement and the other Loan Documents, shall be accelerated and become immediately due and payable upon written notice to that effect from the Agent to the Borrower, all without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are expressly waived by the Borrower and the other Group Entities). In such event, the Security Documents shall become immediately enforceable and the Agent may exercise any right or recourse and proceed by any action, suit, remedy or proceeding against any Group Entity as the Agent and the Lenders are entitled to take under Applicable Law, this Agreement, the Security Documents and the other Loan Documents for the recovery and payment in full of all Obligations, and such other action as the Agent deems advisable to enforce their rights and remedies, all without any notice, presentment, demand, protect or other formality, all of which are expressly waived by the Borrower and the other Group Entities. No such remedy for the enforcement of the rights of the Agent and the Lenders shall be exclusive of, or dependent on, any other remedy, but any one or more of such remedies may from time to time be exercised independently or in combination with any other remedy.

(b)                                 Automatic Acceleration.  In addition to the rights of the Agent and the Lenders under Section 13.02(a), in the event of an Event of Default under Section 13.01(f) or (g), the obligations of the Lenders to make any further Advance under this Agreement shall automatically be terminated and (i) the entire principal amount of the Advance then outstanding, together with all accrued and unpaid interest thereon, (ii) the Prepayment Fee, and (iii) all other amounts owing under this Agreement and the other Loan Documents, shall automatically become immediately due and payable without any other notice and without presentment, protest, demand, notice of dishonour or any other demand whatsoever (all of which are expressly waived by the Borrower and the other Group Entities).

Section 13.03                     Saving.

The Agent and the Lenders shall have no obligation to the Borrower or any other Group Entity to pursue any specific remedy, to realize on any collateral securing the Obligations, to enforce the Security Documents or to allow any of its collateral to be sold, dealt with or otherwise disposed of. The Agent and the Lenders shall not be responsible to the Borrower or any other Loan Party for any loss or damage upon the realization or enforcement of, the failure to realize on or enforce or the failure to permit any of the collateral to be sold, dealt with, or otherwise disposed of, or for any act or omission, except that the Agent and the Lenders may be responsible for any loss or damage arising from the willful misconduct or gross negligence of the Agent or the Lenders, as applicable.

Section 13.04                     Agent May Perform.

Following the occurrence of an Event of Default, and for so long as such event shall persist, if the Borrower or any other Loan Party shall fail to perform any of its covenants or agreements in this Agreement or any of the other Loan Documents, the Agent may (but shall have no obligation to), on behalf of the Lenders, perform any or all such covenants or agreements in any manner deemed fit by the Agent without thereby waiving any rights to enforce the Loan Documents. All expenses and disbursements incurred by the Agent and the Lenders (including legal fees and disbursements) shall be an Obligation secured by the Security Documents and shall be payable on demand by the Agent or the Lenders, as applicable.

Section 13.05                     Right of Set-Off.

(a)                                 If an Event of Default shall have occurred and is continuing, each of the Lenders and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set-off, appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not such Lender or any Affiliate shall have made any demand under the Loan Documents and although such Obligations of such Loan Party are owed to a branch, office or Affiliate of such Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. Each Lender agrees to notify the Borrower promptly after any such set-off and appropriation and application; provided that, the failure to give such notice shall not affect the validity of such set-off and appropriation and application. The rights of each of the Lenders and each of their respective Affiliates under this Section 13.05 are in additional to any other rights and remedies available to them (including other rights of set-off, consolidation of accounts or bankers’ liens).

(b)                                 If a Defaulting Lender or its Affiliate exercises any such right of set-off:  (i) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 14.12 and, pending payment, shall be segregated by the Defaulting Lender or its Affiliate from its other funds and deemed to be held in trust for the benefit of the Agent and the Lenders (excluding the Defaulting Lender); and (ii) the Defaulting Lender shall promptly provide the Agent with a statement describing in reasonable detail the Obligations owing to the Defaulting Lender as to which the right of set-off was exercised.  If any Affiliate of a Lender exercises any rights under this Section 13.05, it shall share the benefit received in accordance with Section 14.06 as if the benefit had been received by the Lender of which it is an Affiliate.

Section 13.06                     Application of Payments.

Notwithstanding any other provision of this Agreement or any other Loan Document, after the occurrence and during the continuance of an Event of Default, all payments made by or on behalf of the Borrower or any other Loan Party under this Agreement or from the proceeds of realization under any of the Security Documents, or otherwise collected by the Agent or any Lender on account of any of the Obligations, shall be applied to the Obligations as follows (as the same become due at maturity, by acceleration or otherwise):

(a)                                 First, to the payment of any fees, indemnities, expenses and other amounts (other than principal and interest, but including fees of counsel and other advisors engaged by the Agent and including in connection with realizing on the Security Documents) payable to the Agent in its capacity as such hereunder or under any other Loan Document;

(b)                                 Second, to the payment of any fees (including, for avoidance of doubt, any Prepayment Fee), indemnities, expenses and other amounts (other than principal and interest) owed to the Lenders hereunder or under any other Loan Document, rateably among the Lenders in proportion to the amounts owing to each Lender under this clause over the total amount owing to all Lenders under this clause;

(c)                                  Third, to the payment of all outstanding amounts of interest payable under the Loan Documents (including default interest and interest payable before and after the commencement of any insolvency or bankruptcy proceeding), rateably among the Lenders in proportion to the amounts owing to each Lender under this clause over the total amount owing to all Lenders under this clause;

(d)                                 Fourth, to the payment of the outstanding principal amount of the Advance in the inverse order of maturity; and

(e)                                  Fifth, any balance remaining to the Borrower or as otherwise required by Applicable Law.

Section 13.07                     Third Parties.

No Person dealing with any Lender, the Agent or any other representative of the Lenders is required to determine: (a) whether the Security Documents (or any of them) have become enforceable, the powers that the Lenders, the Agent or any other representative of the Lenders are purporting to exercise have become exercisable, or any Obligations remain outstanding; (b) as to the necessity or expediency of the conditions which any sale may be subject to; (c) otherwise as to the propriety or regularity of any sale, disposition or any other dealing with the collateral charged by the Security Documents or any part thereof; or (d) how any payments to the Lenders, the Agent or any other representative of the Lenders has been or will be applied.  Any Person who acquires collateral that is charged by the Security Documents from a Lender or Lenders, the Agent or any representative of any of them in good faith will acquire it free from any interest of the Loan Parties.

ARTICLE XIV
The Agent and the Lenders

Section 14.01                     Appointment and Authority.

Each Lender hereby irrevocably appoints Royal Capital Management Corp. to act on its behalf as the Agent hereunder and under the other Loan Documents, and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders. No Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of the provisions of this Article. The use of the term “agent” in any Loan Document with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligation arising under agency doctrine of any Applicable Laws.  Instead, the term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 14.02                     Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any

Affiliate thereof, all as if such Person were not the Agent hereunder and without any duty to account to the Lenders.

Section 14.03                     No Fiduciary Duty and Exculpatory Provisions.

(a)                                 The Agent shall not have any duties or obligations except those expressly set out in the Loan Documents, which shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary actions and powers expressly contemplated by the Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents); provided that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(iii)          shall not, except as expressly set out in the Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to the Agent.

(b)                                 The Agent shall not be liable for any action taken or not taken by it: (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as is necessary or as the Agent believes in good faith is necessary, under the Loan Documents); or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(c)                                  The Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Agent by the Borrower or a Lender.

(d)                                 Except as otherwise expressly provided in this Agreement, the Agent shall not be responsible for or have any duty to ascertain or inquire into: (i) any statement, warranty or representation made in or in connection with the Loan Documents; (ii) the contents of any certificate, report or other document delivered in connection with the Loan Documents; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set out in the Loan Documents or the occurrence of any Default; (iv) the validity, enforceability, effectiveness or genuineness of the Loan Documents; or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Agent.

Section 14.04                     Reliance by the Agent.

The Agent shall be entitled to rely on, and shall not incur any liability for relying on any notice, request, certificate, consent, statement, instrument, document or other writing (including, any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent may rely on any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender  unless the Agent shall have received written notice to the contrary from such Lender before making such Advance. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 14.05                     Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers under any of the Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities as well as activities as Agent. The Agent shall have no responsibility for the conduct or negligence of any sub-agent appointed by it hereunder, except to the extent that a court of competent jurisdiction determines that the Agent acted with gross negligence or willful misconduct in the appointment of such sub-agent.

Section 14.06                     Sharing of Payments by Lenders.

If any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Commitment and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall: (i) notify the Agent of such fact; and (ii) purchase (for cash at face value) participations in the Commitment and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders rateably in accordance with the aggregate amount of principal of and accrued interest on their respective Commitments and other amounts owing them, provided that:

(a)                                 if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(b)                                 the provisions of this Section shall not be construed to apply to: (i) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement; or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Commitments or participation in disbursements under Letters of Credit to any assignee or participant, other than to any Loan Party or any Affiliate of a Loan Party  (as to which the provisions of this Section shall apply); and

(c)                                  the provisions of this Section shall not be construed to apply to: (i) any payment made while no Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Loan Documents; (ii) any payment made in respect of an obligation that is secured by a Permitted Encumbrance, or that is otherwise entitled to priority over the Borrower’s obligations under or in connection with the Loan

Documents; (iii) any reduction arising from an amount owing to a Loan Party upon the termination of derivatives entered into between the Loan Party and such Lender; or (iv) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

The Loan Parties consent to the foregoing and agree, to the extent that they may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of set-off and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 14.07                     Administration of Credits.

(a)                                 Duties of the Administrative Agent. Unless otherwise specified in this Agreement, the Agent shall perform the following duties:

(i)            ensure that all conditions precedent to any Advance have been fulfilled or waived in accordance with, and subject to, the terms of this Agreement;

(ii)           receive and distribute each Lender’s Applicable Percentage of an Advance to the Borrower in accordance with the terms of this Agreement;

(iii)          use reasonable efforts to collect promptly all sums due and payable by the Borrower under this Agreement and distribute all payments received from the Borrower to each Lender in accordance with such Lender’s Applicable Percentage and the terms of this Agreement;

(iv)          hold and execute, as agent on behalf of the Lenders, the Security Documents or collateral and take all required steps to perfect (whether by registration, possession, control or otherwise) and maintain the Security Documents; for greater certainty, the Agent, as part of its duties as Agent, is authorized to act as hypothecary representative of the Lenders for the purposes of any hypothec granted by any Loan Party pursuant to article 2692 of the Civil Code of Quebec;

(v)           release and discharge the security interest of the Lenders under the Security Documents with respect to any property or assets to the extent necessary to complete any disposition permitted by this Agreement;

(vi)          hold all legal documents relating to the Credit Facility, maintain complete and correct records showing the Advance made by the Lenders, all remittances and payments made by the Borrower to the Agent, all remittances and payments made by the Agent to the Lenders and all fees or any other sums received by the Agent and allow each Lender and its advisors to examine such accounts, records and documents at its own expense, and provide any Lender upon reasonable notice, with such copies thereof as such Lender may reasonably require from time to time at the Lender’s expense;

(vii)         promptly forward to each Lender, upon receipt, copies of: (w) all financial information received from the Borrower; (x) the Drawdown Request; (y) an up-to-date loan status report; and (z) other notices, correspondence or information received by the Agent from the Borrower or Guarantors involving or relating to the Lenders;

(viii)        promptly forward to each Lender, upon request and at the expense of such Lender, copies of the Loan Documents;

(ix)          promptly notify each Lender of the occurrence of any Default or Event of Default of which the Agent has actual knowledge; and

(x)           except as otherwise provided in this Agreement, act in accordance with any instructions given to the Agent by the Required Lenders or all the Lenders, as applicable.

(b)                                 Actions Requiring Unanimous Consent of the Lenders.  Unless otherwise specified in this Agreement, the Agent may only take the following actions with the prior written unanimous consent of all of the Lenders:

(i)            amend, terminate or waive any terms of the Loan Documents (including this Agreement) if such amendment, termination or waiver would:

(A)                               increase the maximum amount of credit available under the Credit Facility or increase the amount of any Lender’s Commitment;

(B)                               decrease the amount of any payment or repayment (as applicable) of principal, interest, fees or other amounts due under the Loan Documents;

(C)                               extend the Credit Facility Maturity Date;

(D)                               extend any date fixed by the Loan Documents for the payment of principal, interest, fees or other amounts due under the Loan Documents;

(E)                                change the definition of Required Lenders;

(F)                                 change the definition of Applicable Percentage; or

(G)                               change any provision relating to the pro rata treatment of Lenders;

(ii)           release the Borrower or any Guarantor;

(iii)          release any Security Document or change the priority of any Lender’s security interest in the Property, except as otherwise expressly permitted under this Agreement;

(iv)          amend, terminate or waive this ARTICLE XIV or Section 18.03 or any other provision of this Agreement providing for the unanimous consent of all the Lenders;

(v)           consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Loan Documents.

(c)                                  Actions Requiring the Consent of Required Lenders.  Unless otherwise specified in this Agreement, the Agent may only take the following actions with the prior written consent of the Required Lenders:

(i)            subject to this Section 14.07, exercise any rights of notice and approval granted to the Lenders under this Agreement;

(ii)           amend, terminate or waive any term of the Loan Document (including a waiver of a Default) other than any amendments, terminations or waivers set out in Section 14.07(b) which require the unanimous consent of the Lenders;

(iii)          all actions or decisions relating to matters not expressly set out in Section 14.07(a) and (b) above, including:

(A)          amend or waive any conditions precedent set out in ARTICLE VI;

(B)          amend or waive a Default;

(C)          provide written notice to the Borrower of a Default;

(D)          accelerate the Obligations;

(E)           issue a demand letter or enforcement notices to the Borrower or the Guarantors;

(F)           take any action to enforce performance of the Obligations and realize on the Security Documents including without limitation the appointment of an interim receiver, receiver, receiver manager or other trustee;

(G)          pay insurance premiums, Taxes and any sums that may be required to be paid to protect the Lenders and preserve their collateral; and

(H)          engage professionals;

(iv)          as between the Borrower, on the one hand, and the Agent and the Lenders, on the other hand:

(A)          all statements, certificates, consents and other documents which the Agent purports to deliver on behalf of the Lenders or the Required Lenders shall be binding on each of the Lenders, and the Borrower shall not be required to ascertain or confirm the authority of the Agent in delivering such documents;

(B)          all certificates, statements, notices and other documents which are delivered by the Borrower to the Agent in accordance with this Agreement, shall be deemed to have been duly delivered to each of the Lenders; and

(C)          all payments which are delivered by the Borrower to the Agent in accordance with this Agreement shall be deemed to have been duly delivered to each of the Lenders; and

(v)           except in its own right as a Lender, the Agent shall not be required to advance its own funds for any purpose and, in particular, shall not be required to pay with its own funds insurance premiums, taxes or public utility charges or the cost of repairs or maintenance with respect to any Property that is the subject matter of any security, nor shall it be required to pay with its own funds the fees of solicitors, counsel, auditors, experts or agents engaged by it as permitted hereby.

(vi)          notwithstanding the foregoing, no amendment, modification or waiver affecting the rights or obligations of the Agent may be made without consent.

Section 14.08                     Indemnification.

Each Lender agrees to indemnify the Agent and hold it harmless (to the extent not reimbursed by the Borrower), rateably according to its Applicable Percentage (and not jointly or jointly and severally) from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel, which may be incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or the transactions therein contemplated. However, no Lender shall be liable for any portion of such losses, claims, damages, liabilities and related expenses resulting from the Agent’s gross negligence or willful misconduct as determined by a judgment of a court of competent jurisdiction.  The Agent shall not be required to take or continue any action unless the Agent has received sufficient funds or arrangements satisfactory to it for indemnification to cover the cost of the proposed action.

Section 14.09                     Replacement of Agent.

(a)                                 The Agent may at any time give written notice of its resignation to the Lenders and the Borrower. On receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent, which shall be a Lender having an office in Toronto, Ontario, or an Affiliate of any such Lender with an office in Toronto, Ontario. The Agent may also be removed at any time by the Required Lenders on 30 days’ notice to the Agent and the Borrower as long as the Required Lenders, in consultation with the Borrower, appoint and obtain the acceptance of a successor within those 30 days, which successor shall be a Lender having an office in Toronto, Ontario or an Affiliate of any such Lender with an office in Toronto, Ontario.

(b)                                 If no successor has (i) been appointed by the Required Lenders, and (ii) accepted the appointment within thirty (30) days after the retiring Agent gives notice of its resignation, or by such earlier date as agreed by the Required Lenders, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set out above and that is not a Defaulting Lender; provided that, if the Agent notifies the Borrower and the Lenders that no qualifying Person has accepted that appointment, then the resignation shall nonetheless become effective in accordance with the retiring Agent’s notice and (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents (except that the retiring Agent shall continue to hold the Security  Documents on behalf of the Lenders until a successor Agent is appointed), and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until the Required Lenders appoint a successor Agent.

(c)                                  On the successor’s appointment as Agent, the successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the former Agent, and the former Agent shall be discharged from all of its duties and obligations under the Loan Documents (if not already discharged from them as provided in the previous subsection). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Agent, the provisions of this Article and of ARTICLE XVI shall continue in effect for the benefit of the former Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Agent was acting as Agent.

Section 14.10                     Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance on the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance on the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 14.11                     Collective Action of the Lenders.

Each of the Lenders hereby acknowledges that, to the extent permitted by Applicable Law, any collateral security and the remedies provided under the Loan Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Agent on the decision of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Accordingly, despite any of the provisions contained herein or in any collateral security, each of the Lenders hereby agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Agent with the prior written agreement of the Required Lenders (or such other numbers or percentage of the Lenders as shall be expressly provided for in the Loan Documents). Each of the Lenders hereby further agrees that, on any such written agreement being given, it shall co-operate fully with the Agent to the extent requested by the Agent.  Despite the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Agent may without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interests of the Lenders. The Agent may refrain from acting in accordance with any instructions from the Required Lenders to take any steps to enforce or realize on any Property subject to the Security Documents, until it shall have received such security as it may reasonably require against all costs and expenses (including legal fees) that it will or may incur in complying with such instructions.

Section 14.12                     Defaulting Lenders.

Notwithstanding, any provision in this Agreement to the contrary, upon a Lender becoming a Defaulting Lender:

(a)                                 The provisions of this Section 14.12 (a) to (e) shall apply to the extent permitted by Applicable Law until the Lender is no longer a Defaulting Lender.

(b)                                 Such Defaulting Lender will not be entitled to vote on any issue (other than on a reduction of the principal amount of its loan or any increase or extension of its Commitment) and its Commitment will be excluded in the determination of decisions requiring the consent of the Required Lenders or the unanimous consent of all Lenders.

(c)                                  Non-Defaulting Lenders will be allocated, based on their Applicable Percentage (excluding the Defaulting Lender’s Commitment and up to such Non-Defaulting Lender’s Commitment), the funding obligations of the Defaulting Lender to the Borrower.   The Defaulting Lender will not be released from its obligations to the Borrower, notwithstanding such reallocation.

(d)                                 The Agent can withhold any amount that it receives which would otherwise be payable to a Defaulting Lender in a segregated account and apply such amounts at such time or times as may be determined by the Agent as follows:

(i)            First, to the payment of any amounts owing by the Defaulting Lender to the Agent under this Agreement;

(ii)           Second, to repay on a pro rata basis the incremental portion of any Commitments made by a Lender pursuant to this Section in order to fund a shortfall created by a Defaulting Lender and, upon receipt of such repayment, each such Lender shall be deemed to have assigned to the Defaulting Lender such incremental portion of such Commitment;

(iii)          Third, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(iv)          Forth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

(e)                                  A Defaulting Lender will remain a Defaulting Lender until the Agent notifies the Defaulting Lender that they are satisfied that such Defaulting Lender is no longer a Defaulting Lender.  Concurrently, with such notification, the Agent will make such adjustments among the Lenders as are necessary to give effect to the foregoing and the provisions in this Section shall cease to apply, provided that no retroactive adjustments will be made (including with respect to interest and fees).

Section 14.13                     Administrative Agent May File Proofs of Claim.

(a)                                 In case of the pendency of any proceeding under any Bankruptcy and Insolvency Laws, the Agent (irrespective of whether the principal of any Advance shall then be due and payable as set forth herein or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(i)            to file and prove a claim in such proceeding for the full amount of the principal and interest owing and unpaid in respect of any Advance and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent, and their respective agents and counsel and all other amounts due the Lenders and the Agent; and

(ii)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, interim receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent.

(b)                                 Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, proposal, compromise or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 14.14                     Provisions Operative Between Lenders and Agent Only.

The provisions of this Article relating to the rights and obligations of the Lenders and the Agent inter se shall be operative as between the Lenders and the Agent only, and the Loan Parties shall not have any rights or obligations under, or be entitled to rely for any purpose on, such provisions.

ARTICLE XV
Change of Circumstance

Section 15.01                     Change in Law.

(a)                                 Increased Costs Generally. If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;

(ii)           subject any Lender to any Taxes of any kind whatsoever with respect to this Agreement or any Advance made by it, or change the basis of taxation of payments to a Lender in respect of this Agreement or any Advance, except for Indemnified Taxes, Other Taxes covered by Section 15.02 and Excluded Taxes;

(iii)          impose on any Lender any other condition, cost or expense affecting this Agreement or the Advance made by that Lender;

and the result of any of the foregoing shall be to increase the cost to a Lender of making, converting to, continuing or maintaining any Advance, of maintaining its obligation to make any such Advance, or to reduce the amount of any sum received or receivable by a Lender hereunder (whether of principal, interest or any other amount) then, upon request of the Lender, the

Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)                                 Certificate of Increased Costs. A certificate from a Lender setting forth the amount or amounts necessary to compensate it or its holding company as specified in Section 15.01(a) (collectively, “Additional Compensation”), including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Additional Compensation to the applicable Lender within 10 days after receipt of any such certificate.

(c)                                  Delay in Making a Request. Failure or delay on the part of a Lender to demand Additional Compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

Section 15.02                     Taxes.

(a)                                 Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, other than Excluded Taxes; provided that if a Loan Party is required by Applicable Law (as determined in the good faith discretion of such Loan Party) to deduct or withhold any Taxes from any such payment, then:

(i)                                     if such Tax is an Indemnified Tax, the amount payable by such Loan Party shall be increased so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section), the Agent, Lender or other payee, as applicable, receives an amount equal to the amount it would have received had no such deductions or withholdings been made; and

(ii)                                  the Loan Party shall make such deductions, pay the full amount deducted to the relevant Governmental Authority promptly and in accordance with Applicable Law, and provide to the Agent, Lender or other payee, as applicable, official receipts or other evidence satisfactory to such payee of each such payment.

(b)                                 The Loan Parties shall timely pay all Other Taxes to the relevant Governmental Authority in accordance with Applicable Law or, at the option of the Agent, promptly reimburse the Agent for the payment of any Other Taxes.

(c)                                  The Loan Parties shall jointly and severally indemnify the Agent and each Lender, on demand, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Agent or that Lender or required to be withheld or deducted from a payment to the Agent or that Lender and any reasonable expenses arising from or with respect to the Indemnified Taxes, whether or not they were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of the payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for:

(i)                                     any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so);

(ii)                                  any Taxes attributable to such Lender’s failure to comply with the maintenance of the Register; and

(iii)                               any Excluded Taxes attributable to such Lender,

in each case, that are paid or payable by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amounts due to the Agent under this Section 15.02(d).

(e)                                  As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 15.02, the Loan Party shall deliver to the Agent the original or a certified true copy of the receipt issued by the Governmental Authority evidencing such payment, a copy of the return reporting the payment or other evidence of the payment that is satisfactory to the Agent, acting reasonably.

(f)                                   Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which that jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law and at any time reasonably requested by the Borrower or the Agent, all properly completed and executed documentation prescribed by Applicable Law that will permit the payments to be made without withholding or at a reduced rate of withholding.  In addition: (i) any Lender shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Agent that will enable the Borrower or the Agent to determine whether or not that Lender is subject to withholding or information reporting requirements; and (ii) any Lender shall notify the Borrower and the Agent in writing within five Business Days of ceasing to be, or to be deemed to be, (i) resident in Canada for purposes of Part XIII of the Income Tax Act (Canada) or any successor provision, or (ii) resident in the United States for purposes of the Internal Revenue Code of the United States. Each Lender agrees that if any form or certification it delivers pursuant to this Section 15.02(f) expires or becomes obsolete, inaccurate or incomplete in any respect, it shall update such form, certification and other documentation as required by Applicable Law and provide such revised documentation to the applicable Loan Parties within five business days of the event causing such obsolesce or inaccuracy.

(g)                                  If a payment made to a Lender under any Loan Document would be subject to FATCA Withholding Tax if that Lender were to fail to comply with the applicable reporting requirements provided by Sections 1471-74 of the Internal Revenue Code of the United States, and Treasury Regulations and other guidance issued thereunder), the Lender shall deliver to the Borrower and the Agent at the time or times prescribed by Applicable Law or reasonably requested by the Borrower or the Agent, the documentation prescribed by Applicable Law and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations relating to FATCA Withholding Tax and to determine that the Lender has complied with its obligations relating to FATCA Withholding Tax or to determine the amount to deduct and withhold from the payment.  Each Lender agrees that if any form or certification it delivers pursuant to this Section 15.02(g) expires or becomes obsolete, inaccurate or incomplete in any respect, it shall update such form, certification and other documentation as required by Applicable Law and provide such revised documentation to the applicable Loan Parties within five business days of the event causing such obsolesce or inaccuracy.

(h)                                 If any party to this Agreement determines, in its sole discretion exercised in good faith, If any party to this Agreement determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 15.02 (including by the payment of additional amounts pursuant to this Section), or that, because of the indemnification, it has benefited from a reduction in Excluded Taxes otherwise payable by it, it shall pay to the indemnifying party an amount equal to the refund or reduction (but only to the extent of the indemnification), net of all out-of-pocket expenses of the Agent or Lender, as the case may be, and without interest (other than any net after Tax interest paid by the relevant Governmental Authority with respect to any such refund).  The indemnifying party, upon the request of the indemnified party, shall repay to the indemnified party the amount paid over pursuant to this Section 15.02(h) if the indemnified party is required to repay the refund or reduction to the Governmental Authority.  Notwithstanding anything to the contrary in this Section 15.02(h), in no event shall the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 15.02(h) the payment of which would place the indemnified party in a less favourable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund or reduction had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or to any other Person, to arrange its affairs in any particular manner or to claim any available refund or reduction.

Section 15.03                     Illegality.

If any Lender determines that any Applicable Law (including any Sanctions), has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable lending office to make or maintain any Advance (or to maintain its obligation to make any Advance), or to determine or charge interest rates based upon any particular rate, then, on notice by that Lender to the Borrower through the Agent, any obligation of the Lender with respect to the activity that is unlawful shall be suspended until the Lender notifies the Agent and the Borrower that the circumstances giving rise to that determination no longer exist.  Upon receipt of that notice, the Borrower shall, upon demand from that Lender (with a copy to the Agent), or prepay in order to avoid the activity that is unlawful.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.

Section 15.04                     Replacement of Lenders.

(a)                                 Designation of Different Lending Office. If any Lender requests compensation under Section 15.01 (Change in Law), or requires the Borrower to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section

15.02 (Taxes), then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Advance or to assign its rights and obligations under this Agreement to another of its offices, branches or Affiliates, if, in the judgment of the Lender, doing so (i) would eliminate or reduce amounts payable pursuant to Section 15.01 or Section 15.02, as the case may be, in the future, and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                                 Replacement of Lenders.  Subject to Section 15.04(a), if:

(i)                                     any Lender requests compensation under Section 15.01 (Change of Law);

(ii)                                  the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 15.02 (Taxes);

(iii)                               any Lender’s obligations are suspended pursuant to Section 15.03 (Illegality);

(iv)                              any FATCA Withholding Tax is imposed on any payment to a Lender under or in connection with this Agreement (whether the payment is made directly or through another financial institution); or

(v)                                 any Lender becomes a Defaulting Lender,

then the Borrower may, at its sole expense and effort, upon 10 days’ notice to that Lender and the Agent, require the Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, ARTICLE XVII, all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(A)                               the Borrower pays the Agent the assignment fee specified in Section 17.02(d);

(B)                               there is no Default or Event of Default;

(C)                               the Lender receives payment of an amount equal to the outstanding principal of its Advance, accrued interest, accrued fees and all other amounts payable to it under the Loan Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from any assignee and/or the Borrower;

(D)                               in the case of any assignment resulting from a claim for compensation under Section 15.01, or payments required to be made pursuant to Section 15.02, the assignment will result in a reduction in future compensation or payments; and

(E)                                any assignment does not conflict with Applicable Laws.

(c)                                  No Lender shall be required to make any assignment or delegation pursuant to the foregoing Section 15.04(b) or accept repayment if, before completion, as a result of a waiver by the Lender or otherwise, the circumstances entitling the Borrower to require the assignment and delegation or repayment cease to apply.

ARTICLE XVI
Costs, Expenses and Indemnities

Section 16.01                     Costs and Expenses.

The Borrower agrees to pay promptly on demand:

(a)                                 all reasonable costs and expenses incurred by the Agent and its Affiliates including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the Credit Facility, the preparation, negotiation, execution, delivery and administration of the Loan Documents, and any amendments, modifications or waivers of their provisions (whether or not the transactions contemplated by them are consummated), provided that the  legal fees of Cassels Brock & Blackwell LLP payable by the Borrower under this Section 16.01(a) shall be limited to Cdn$175,000.00 (exclusive of fees, taxes and disbursements (including any fees of local counsel)); and

(b)                                 all reasonable and documented out-of-pocket expenses incurred by the Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights under or in connection with the Loan Documents, including its rights under this Section, or in connection with the Advance, including all such out-of-pocket expenses (including lawyers, auditors, consultants and accountants) incurred during any workout, restructuring, or negotiations in respect of the Obligations or the Credit Facility or the Loan Parties.

Section 16.02                     Indemnity by the Borrower.

In addition to any liability or obligation of the Borrower to the Agent or Lenders under any other provision of this Agreement, the Borrower shall indemnify and hold the Agent (and its sub-agents), each Lender and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) harmless against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Party (collectively, the “Claims”), incurred by any Indemnified Party or asserted against any Indemnified Party by any Loan Party or other Person (except an Indemnified Party) arising out of, in connection with, or as a result of:

(a)                                 the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance or non-performance by the parties of their respective obligations under any Loan Document or the consummation or non-consummation of the transactions contemplated by the Loan Documents;

(b)                                 the Advance or the use or the proposed use of its proceeds;

(c)                                  any actual or alleged presence or release of Hazardous Materials on or from the Premises, or any claim or liability under Environmental Laws related to the Loan Parties or any of their Subsidiaries in any way; or

(d)                                 any actual or prospective claim, investigation, litigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that the Claims: (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party; (ii) result from a claim brought by the Borrower or any other Loan Party against any Indemnified Party for breach in bad faith of such Indemnified Party’s obligations hereunder or under any other Loan Document, if the Loan Party has obtained a final and non-appealable judgment in its favour on such claim as determined by a court of competent jurisdiction; or (iii) are in respect of matters specifically addressed in Sections 17.01, 17.02 and 18.01.

Section 16.03                     Reimbursement by the Lenders.

To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under this Article to be paid by it to the Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Agent (or any sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, demands, liability or related expense, as the case may be, was incurred by or asserted against the Agent, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this Section are subject to the other provisions of this Agreement concerning several liability of the Lenders.

Section 16.04                     Funding Indemnity.

(a)                                 In addition to any liability or obligation of the Borrower to the Agent and the Lenders under any other provision of this Agreement, the Borrower shall indemnify and hold the Indemnified Parties harmless against any and all Claims (including any expense or cost incurred in the liquidation and re-deployment of funds acquired to fund or maintain any portion of an Advance and reasonable and documented out-of-pocket expenses and legal fees on a solicitor and her own client basis) incurred by any Indemnified Party as a result of or in connection with:

(i)                                     the Borrower’s failure to fulfill any of its Obligations, including any cost or expense incurred by reason of the liquidation or redeployment in whole or in part of deposits or other funds required by the Lender to fund or maintain any Advance, as a result of the Borrower’s failure to complete a Drawdown or to make any payment, repayment or prepayment on the date required hereunder or specified by it in any notice given hereunder;

(ii)                                  the Borrower’s failure to pay any other amount, including any interest or fee, when due under this Agreement or any other Loan Document; or

(iii)                               the Borrower’s failure to provide any notice required to be given by it to the Agent or the Lenders hereunder.

(b)                                 A certificate from the Agent or the affected Lender setting forth the amount or amounts necessary to compensate it for any such loss, claim, cost, damage or liability, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower, shall be conclusive absent manifest error.

Section 16.05                     Waiver of Consequential Damages.  The Borrower and each other Loan Party agrees, to the fullest extent permitted by Applicable Law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages), arising out of, in connection with, or as a result of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby

Section 16.06                     Payments.

All amounts due under this Article shall be payable promptly after demand is made for payment by the Indemnified Party. A certificate of the Agent or a Lender setting forth the amount or amounts owing under this Article, including reasonable detail of the basis of calculation thereof, and delivered to the Borrower shall be conclusive absent manifest error.

Section 16.07                     Releases.

The Borrower and each other Loan Party agrees that neither it nor any of its Subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification or contribution could be sought hereunder (whether or not any Indemnified Party is an actual or potential party to such claim, action or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action or proceeding.

ARTICLE XVII
Successors and Assigns; Assignment and Participation

Section 17.01                     Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except: (i) to an Eligible Assignee in accordance with the provisions of Section 17.02; (ii) by way of participation in accordance with the provisions of Section 17.05; or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 17.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, sub-agents contemplated hereby, Participants to the extent provided in Section

17.05 and, to the extent expressly contemplated hereby, the Affiliates of each of the Agent, any sub-agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 17.02                     Assignments by Lenders.

Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advance at the time owing to it).

(a)                                 Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned; except that this clause shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(b)                                 Any assignment must be approved by the Agent (which is not to be unreasonably withheld or delayed) unless:

(i)                                     no Default has occurred and is continuing, and the assignment is relating to the Facility Commitment and the Credit Facility is fully advanced; or

(ii)                                  the proposed assignee is a bank whose senior, unsecured, non-credit enhanced, long term debt is rated at least A3, A- or A low by at least two of Moody’s, S&P and Dominion Bond Rating Service Limited, respectively.

(c)                                  Any assignment must be approved by the Borrower (such approval not to be unreasonably withheld or delayed) unless: (i) the proposed assignee is itself already a Lender; or (ii) a Default has occurred and is continuing.

(d)                                 The assigning Lender and the applicable Eligible Assignee shall execute and deliver to the Agent an assignment and assumption agreement in substantially the form of Schedule “G” or any other form approved by the Agent (an “Assignment Agreement”), together with all consents required hereunder; and the Eligible Assignee, if it is not a Lender, shall deliver any administrative questionnaire required by the Agent.

(e)                                  No such assignment shall be made to: (i) a Loan Party or any of its Subsidiaries or Affiliates; (ii) a natural Person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person; or (iii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender, would constitute a Defaulting Lender or a Subsidiary thereof.

(f)                                   In connection with any assignment of the Advance or Commitments of any Defaulting Lender, such assignment shall not be effective until all conditions to such assignment set forth herein are satisfied and the parties to the assignment make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including, with the consent of the Borrower and the Agent, funding the applicable pro rata share of the Advance previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent) to: (i) pay and satisfy in full all payment liabilities (including accrued interest) owed by such Defaulting

Lender to the Agent and each other Lender hereunder; and (ii) acquire and fund, if applicable, its full pro rata share of the Advance in accordance with its Applicable Percentage. Notwithstanding the foregoing, if any assignment of the Advance or Commitments of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Section 17.03                     Effect of Assignment.

Subject to acceptance and recording thereof by the Agent pursuant to Section 17.04, from and after the effective date specified in each Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, including the Security Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 17.01, 17.02, 17.03 and ARTICLE XVI and shall continue to be liable for any breach of this Agreement by such Lender with respect to facts and circumstances occurring before the effective date of such assignment; provided that, except as otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 17.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 17.05. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Advance to the Borrower.

Section 17.04                     Register.

The Agent shall maintain, at the Agent’s Office, a copy of each Assignment Agreement delivered to it and a register recording the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advance owing to, each Lender under the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, and the Lenders shall treat each Person whose name is recorded in the Register under the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and by any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 17.05                     Participations.

(a)                                 Any Lender may at any time, without the consent of, or notice to, the Borrower or the Agent, sell participations to any Person (other than a natural Person, a Borrower or Guarantor or any of the Borrower’s or Guarantor’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Advance owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be deemed to be a repayment by the Borrower or a new Advance to the Borrower. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 14.08 with respect to any payments made by such Lender to its Participants.

(b)                                 Subject to this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 15.01 and Section 15.02 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 17.02.  To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.05 as though it were a Lender; provided that, the Participant agrees to be subject to Section 14.06 as though it were a Lender.

(c)                                  Any agreement or instrument under which a Lender sells such a participation shall provide that such selling Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that, such agreement or instrument may provide that such selling Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would: reduce the principal of, or interest on, the Credit Facility or any fees or other amounts payable hereunder; postpone any date fixed for any payment of principal of, or interest on, the Advance or any fees or other amounts payable hereunder; or increase the Commitment or extend the maturity date of the Advance, in each case to the extent subject to such participation, or release a material portion of the Security Documents, any collateral held for the Obligations or the value of any guarantees.

(d)                                 A Participant shall not be entitled to receive any greater payment under Section 15.01 and Section 15.02 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to the Participant is made with the Borrower’s prior written consent.

Section 17.06                     Certain Pledges.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE XVIII
Miscellaneous

Section 18.01                     Notices.

(a)                                 Except in the case of notices and other communications expressly permitted to be given by telephone (or by email as provided in Section 18.01(b), all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile or e-mail to the addresses or facsimile numbers or e-mail address, as the case may be specified beside each party’s signature on the signature page hereto or, if to a Loan Party other than the Borrower, in the care of the Borrower.

Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day).

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email) pursuant to procedures approved by the Agent; provided that, the foregoing shall not apply to notices to any Lender of the Advance to be made if the Lender has notified the Agent that it is incapable of receiving notices relating to the Advance by electronic means. The Agent or the Borrower (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(c)           Unless the Agent specifies otherwise: (i) notices and other communications sent by email shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment); provided that, if such notice, email or other communication is not sent during the recipient’s normal business hours, such notice, email or communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day; and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)           Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

Section 18.02       Waiver and Cumulative Remedies.

(a)           No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No breach of any provision of any Loan Document may be waived or discharged verbally, and any waiver of, or consent to, any departure by any Loan Party therefrom shall in any event be effective unless the same shall be made by way of an instrument in writing signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the time and purpose for which given. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Default, regardless of whether the Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)            The rights and remedies of the Agent and Lenders under the Loan Documents are cumulative and are in addition to and not in substitution for any rights or remedies provided by Applicable Law. Any single or partial exercise by the Agent and the Lenders of any right or remedy for a Default or Event of Default shall not be a waiver of or alter, affect or prejudice any other right or remedy to which they may be lawfully entitled for the same Default or Event of Default. Any waiver by the Agent and Lenders of a Default or Event of Default, shall not be a waiver of any subsequent Default or Event of Default.

Section 18.03       Amendments.

Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be amended or modified except:

(a)           in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the parties hereto, or by the Loan Parties and the Agent, with the consent of all Lenders required to provide such consent pursuant to Section 14.07 hereof; and

(b)           in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto.

Section 18.04       Judgment Currency.

(a)           If, for the purpose of obtaining a judgment in any court, it is necessary to convert a sum due to the Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Lender may purchase the Original Currency with the Other Currency on the Business Day preceding the day on which the final judgment is given or, if permitted by Applicable Law, on the day on which the judgment is paid or satisfied.

(b)           The obligations of the Borrower in respect of any sum due in the Original Currency from it to the Lender under any of the Loan Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with the Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding the judgment, to indemnify the Lender against any loss and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 18.05       Survival.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Advance, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent or any Lender may have notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Advance or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of ARTICLE XVI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advance, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 18.06       Counterparts; Effectiveness.

(a)           This Agreement and any amendments, waivers, consents or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in ARTICLE VI, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under Applicable Law, including the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Section 18.07       Severability.

If any term or provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify the applicable Loan Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 18.08       Governing Law; Jurisdiction.

(a)           This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to any choice or conflict of laws principles.

(b)           Any action or proceeding arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby may be instituted in the courts of the Province of Ontario, and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such action or proceeding. The parties irrevocably and unconditionally waive any objection to the venue of any action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein or in any other Loan Document shall affect any right that the Agent or the Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

Section 18.09       Confidentiality.

(a)           Each of the Agent and the Lenders agrees to maintain the confidentiality of all non-public information received from the Borrower or any other Loan Party relating to the Borrower or its Subsidiaries or their respective businesses; provided that, in the case of information received from the Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as being confidential information (the “Information”), except that Information may be disclosed by the Agent and each Lender:

(i)                                     to its Affiliates and its Related Parties in connection with the administration of this Agreement and the preservation, exercise or enforcement of the rights of the Lenders under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential);

(ii)                                  to the extent required or requested by any regulatory authority purporting to have jurisdiction over the Agent, a Lender, such Loan Party or their respective Related Parties (including any self-regulatory authority);

(iii)                               to the extent required by any Applicable Laws or regulations or by any court order or similar legal process;

(iv)                              in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder;

(v)                                 to (A) any actual or potential assignee, transferee or participant in connection with the assignment or transfer by a Lender of any Loans or any participations therein permitted hereunder, or (B) any actual or prospective party (or its Related Parties) to any hedge, swap, derivative or other transaction under which payments are to be made by reference to the Borrower or any other Loan Party or any Subsidiary or any of their respective obligations, this Agreement or payments hereunder;

(vi)                              with the consent of the Borrower; or

(vii)                           to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 18.09, or (B) is available to the applicable Agent or Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, or (C) becomes available to the Agent or a Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower or any other Loan Party.

(b)           Any Person required to maintain the confidentiality of Information as provided in this Section 18.09 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 18.10       Time of the Essence.

Time is of the essence of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORROWER:	MCEWEN MINING INC., as Borrower

McEwen Mining Inc.	By:	/s/ Robert McEwen
150 King St. W, #2800	Name: Robert McEwen
Toronto, ON M5H 1J9	Title: Chairman and Chief Executive Officer
Attention: Robert McEwen
Facsimile: 647-258-0408
E-mail: rob@mcewenmining.com

AGENT:		ROYAL CAPITAL MANAGEMENT CORP., as Administrative Agent

2 Bloor St. E., Suite 2222		By:	/s/ Stephen Rider
The Hudson’s Bay Centre, P.O. Box 117		Name: S. Rider
Toronto, ON M4W 1A8		Title: President
Attention: Stephen Rider
Facsimile: 416-221-1253
E-mail: srider@royalcap.com

LENDERS:		MARK SHOOM, as a Lender

Witness:	/s/ Michele Terlizzi	By:	/s/ Mark Shoom
2 Bloor St. E., Suite 2222			Mark Shoom, as a Lender
The Hudson’s Bay Centre, P.O. Box 117
Toronto, ON M4W 1A8
Facsimile: 416-221-1253
E-mail: mshoom@royalcap.com

STEPHEN RIDER, as a Lender

Witness:	/s/ Michele Terlizzi	By:	/s/ Stephen Rider
2 Bloor St. E., Suite 2222			Stephen Rider, as a Lender
The Hudson’s Bay Centre, P.O. Box 117
Toronto, ON M4W 1A8
Facsimile: 416-221-1253
E-mail: srider@royalcap.com

LENDER:	EVANACHAN LIMITED, as a Lender

Evanachan Limited	By:	/s/ Robert McEwen
c/o Mr. Robert McEwen	Name: Robert McEwen
150 King St. W, #2800	Title: President
Toronto, ON M5H 1J9
Attention: Robert McEwen
Facsimile: 647-258-0408
E-mail: rob@mcewenmining.com